EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (together with all schedules, riders and exhibits annexed hereto from time to time, this "Agreement") is entered into this 15th day of November, 2012, between ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama ("Lender"), and ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Borrower").  All schedules, riders and exhibits annexed hereto are incorporated herein and made a part hereof.

SECTION  1. DEFINITIONS

1.1
Defined Terms. When used in this Agreement or in any schedule or rider hereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Accounts Formula Amount" means, on any date of determination thereof, an amount equal to the percentage set forth in Item 1 of the Terms Schedule of the net amount of Eligible Accounts on such date.  As used herein, the phrase "net amount of Eligible Accounts" shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts, credits, allowances or Taxes at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date, in each case, without duplication of any reductions arising from such items pursuant to the definitions of "Eligible Accounts" and "Dilution Reserve."

"Affiliate" means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person.  For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT ACT.

"Applicable Termination/Prepayment Percentage" shall have the meaning given to it in Item 4 of the Terms Schedule.

"Applicable Variable Rate" shall have the meaning given to it in Item 8(a) of the Terms Schedule.

"Authorized Officer" means each Senior Officer, each person identified in Item 2 of the Terms Schedule (if any), and each other person designated in writing by Borrower to Lender as an authorized officer to make requests for Loans or other extensions of credit hereunder.

"Availability" means, on any date, the amount that Borrower is entitled to borrow as a Revolver Loan on such date, such amount being the difference derived when the sum of the principal amount of all Revolver Loans then outstanding (including any amounts that Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower) is subtracted from the Borrowing Base on such date.  If the amount outstanding is equal to or greater than the Borrowing Base, then there shall be no Availability.

"Availability Reserve" means, on any date of determination thereof, an amount equal to the sum of the following (without duplication):  (a) the Inventory Reserve; (b) the Dilution Reserve; (c) the Minimum Availability Reserve; (d) (i) the aggregate amount of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located (including the Razorback Location) or to any processor, repairman, mechanic or other Person who is in possession of or has asserted (or is able to assert) any Lien upon or claim to any Collateral and (ii) any reserve established pursuant to Section 5.1(a) or any other provision of this Agreement; (e) any amounts that an Obligor is obligated to pay pursuant to any of the Loan Documents and that Lender pays for the account of such Obligor as authorized by any of the Loan Documents or applicable law; (f) additional reserves described in Item 3 of the Terms Schedule (if any); (g) the amount of any outstanding Bank Product Obligations; (h) all accrued royalties, fees, expense reimbursement and other amounts payable under any License, whether or not then due and payable by Borrower; (i) the amount of the outstanding Net Cash Proceeds Holdback on such date, and (j) such additional reserves, in such amounts and with respect to such matters, as Lender in its reasonable credit judgment may elect to impose from time to time.

"Bank Products" means any one or more of the following types of products, services or facilities extended to Borrower by any Lender Party (whether or not in reliance on Lender's agreement to indemnify any Affiliate):  (i) commercial credit or debit cards; (ii) merchant card services; (iii) cash management services for operating, collections, payroll and trust accounts of Borrower that are provided by any Lender Party, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services; (iv) products consisting of interest rate protection agreements, foreign currency exchange agreements, forward contracts, currency swap agreements, commodity price protection agreements for other interest or currency exchange rate or commodity price hedging arrangements; (v) equipment leasing arrangements between Borrower and any Lender Party; and (vi) such other banking products or services provided by any Lender Party as may be requested by Borrower, other than Letters of Credit.

"Bank Product Obligations" means all indebtedness or other obligations owing only to Lender or any Affiliate of Lender and arising out of or relating in any way to Bank Products.

"Bankruptcy Code" means title 11 of the United States Code.

"Base Rate" shall have the meaning ascribed to such term in the Terms Schedule.

"Borrower Affiliate" means a Subsidiary or other Affiliate of Borrower.  Notwithstanding the foregoing, (x) no other portfolio companies of the Sponsor and its other Affiliates shall be deemed to be an Affiliate of Borrower or any Subsidiary for purposes of this Agreement and (y) no Lender shall be deemed to be an Affiliate of Borrower or any Subsidiary solely by virtue of it being a Lender hereunder.

"Borrower's Records" means all of Borrower's books and records relating to its existence, governance, assets, liabilities or financial condition or any of the Collateral, including minute books; ledgers and records indicating, summarizing or evidencing Borrower's assets or liabilities; all information relating to Borrower's business operations; and all computer records, programs, discs or tape files, printouts, runs, and other information prepared or stored electronically, including the equipment or any website or third party storage provider containing or hosting such information.

"Borrowing Base" means, on any date of determination thereof, an amount equal to the lesser of: (a) the Maximum Revolver Facility Amount on such date and (b) an amount equal to the sum of (i) the Accounts Formula Amount on such date plus (ii) the Reduced Rate Bill-and-Hold Accounts Formula Amount on such date plus (iii) the Inventory Formula Amount on such date minus (iv) the Availability Reserve on such date.

"Borrowing Base Certificate" means a certificate, substantially in the form requested by Lender, with appropriate insertions, to be submitted by Borrower pursuant to this Agreement and certified as true and correct in all material respects by a Senior Officer, and setting forth (a) with respect to information regarding Inventory, information that is true and correct as of the last day of the immediately preceding month, and (b) with respect to information regarding Accounts, (i) a roll-forward of Accounts owed to Borrower by Lumbermens Merchandising Corporation, calculated (in a manner acceptable to Lender) as of the date of such Borrowing Base Certificate (based upon agings of Accounts owed to Borrower by Lumbermens Merchandising Corporation) of information that is true and correct as of the last day of the immediately preceding month, and (ii) a roll-forward of all Accounts of Borrower, calculated (in a manner acceptable to Lender) as of the date of such Borrowing Base Certificate (based upon agings of such Accounts of Borrower) of information that is true and correct as of the last day of the immediately preceding month.

"Business Day" means any day of the week, excluding Saturdays, Sundays, each day that is a legal holiday under the laws of the State of Georgia and each day on which Lender is otherwise closed for transacting business with the public.

"Change in Law" means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any governmental authority.  For the avoidance of doubt, "Change in Law" shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directions issued thereunder or in connection therewith or in implementation thereof regardless of the date enacted, adopted, issued or implemented.

"Change of Control" means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of Control of Borrower to a Person who is not an original owner of Equity Interests in Borrower on the Closing Date or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property of Borrower.  "Control of Borrower" shall mean the power, direct or indirect, to (i) vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managing agents of Borrower or (ii) direct or cause the direction of the management and the policies of Borrower by contract or otherwise.

"Closing Date" means the date on which the initial Loan is funded hereunder.

"Collateral" means all of the property and interests in property described in Section 4.1 of this Agreement, all property described in any of the Security Documents as security for the payment or performance of any of the Obligations, and all other property and interests in property that now or hereafter secure (or are intended to secure) the payment or performance of any of the Obligations.  For the avoidance of doubt, the definition of "Collateral" shall expressly exclude "Excluded Property."

"Collections Account" means any Deposit Account maintained by Borrower at a bank or other financial institution to which collections, deposits and other payments on account of or with respect to the Collateral are to be made pursuant to the terms hereof and in respect of which only Lender shall have access to withdraw or otherwise direct the disposition of the balances therein.

"Commitment Termination Date" means the date that is the sooner to occur of (i) the last day of the Term or (ii) the date on which the Commitments are terminated pursuant to Section 3.2.

"Commitments" means all commitments and other undertakings of Lender in this Agreement to make Loans or other extensions of credit to or for the benefit of Borrower in accordance with this Agreement.

"Compliance Certificate" means a Compliance Certificate, in the form of Exhibit B attached hereto, with appropriate insertions, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct in all material respects by a Senior Officer.

"Credit Support" means any guaranty, indemnity, security or other assurance of payment or performance provided by Lender to induce a Person to extend credit or other financial accommodations to or for the benefit of any Obligor, including the issuance of any Letter of Credit by such Person for the account of any Obligor.

"Daily LIBOR Rate" shall have the meaning ascribed to such term in the Terms Schedule.

"Debt" means, as applied to a Person, without duplication:  (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, including capitalized lease obligations; (b) all contingent obligations of such Person; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower (without duplication), the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

"Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

"Deposit Account Control Agreement" means a deposit account control agreement among Borrower, Lender and the financial institution named therein, pursuant to which Lender shall have obtained "control" (as contemplated by Section 9-104 of the UCC) of such deposit account.

“Dilution Percentage” means, as of any date of determination, a percentage that is determined for Borrower's most recent fiscal quarter, equal to (a) bad debt write-downs, discounts, returns, promotions, advertising allowances, credits, deductions, credit memos or other dilutive items as determined by Lender (which, for the avoidance of doubt, shall not include concentration) with respect to Borrower’s Accounts (excluding the impact of any such dilutive items on Accounts that are billed in connection with the Winter Buy Program, solely to the extent that such Accounts are billed on a "net" basis that adjusts for the impact of such dilutive items in a manner acceptable to Lender), divided by (b) gross sales.

“Dilution Reserve” means, as of any date of determination, (i) the amount by which the Dilution Percentage exceeds five percent (5.0%), multiplied by (ii) Eligible Accounts on such date.

"Disbursement Account" means any Deposit Account maintained by Borrower with a financial institution for the purpose of receiving and disbursing the proceeds of Loans made pursuant hereto.

"Disclosure Schedule" means the Disclosure Schedule annexed hereto.

"Distribution" means, in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions consisting of such Equity Interests or other Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

"Distribution Conditions" means, with respect to a Distribution, each of the following conditions, which must be satisfied at the time of and after giving effect to such Distribution:  (a) no Default or Event of Default shall have occurred and be continuing; (b) Borrower is Solvent; and (iii) such Distribution shall not be violative of applicable law.

"Dollars" and the sign "$" means lawful money of the United States of America.

"Early Termination Fee" means a fee to be paid by Borrower pursuant to Items 4 and 9(a)(iv) of the Terms Schedule.

"Eligible Account" means an Account which arises in the Ordinary Course of Business of Borrower from the sale of goods or rendition of services, is payable in Dollars, is subject to Lender's duly perfected Lien and no other Lien that is not a Permitted Lien, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:  (a) it arises out of a sale made by Borrower to a Borrower Affiliate or to a Person controlled by a Borrower Affiliate; (b) it is due more than 60 days after the original due date shown on the invoice; (c) it is unpaid more than 90 days after the original invoice date; (d) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts under clause (b) or (c) above; (e) (i) with respect to Accounts of Canwell Building Materials Ltd. and its Affiliates, at any time during the period commencing March 1 of any Fiscal Year through and including September 30 of such Fiscal Year, the total unpaid Accounts of Canwell Building Materials Ltd. and its Affiliates exceed 25% of the aggregate amount of all Accounts, (ii) with respect to Accounts of Canwell Building Materials Ltd. and its Affiliates, at any other time, the total unpaid Accounts of Canwell Building Materials Ltd. and its Affiliates exceed 70% of the aggregate amount of all Accounts, or (iii) with respect to any other Account Debtor (other than BlueLinx Corporation and Lowe's Companies, Inc.), the total unpaid Accounts of such other Account Debtor exceed 25% of the aggregate amount of all Accounts, in each case, to the extent of such excess; (f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (g) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute, claim, right of setoff, counterclaim, recoupment, reserve, defense or chargeback; (h) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (i) the Account Debtor is not or has ceased to be Solvent; (j) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or that has its principal office, assets or place of business outside the United States (other than Canwell Building Materials Ltd., a corporation organized under the laws of the Province of British Columbia), except to the extent that the sale is wholly supported or secured by a letter of credit or credit insurance that is acceptable in all respects to Lender in its discretion and duly assigned to Lender; (k) it arises from a sale to the Account Debtor on a bill-and-hold (unless it is a Qualified Bill-and-Hold Account), guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and applicable law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (m) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (n) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (o) the Account is evidenced by Chattel Paper or an Instrument of any kind (other than a letter of credit described in clause (i)), or has been reduced to judgment; (p) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (q) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; (r) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (s) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (t) it arises from the sale of Inventory that is not Eligible Inventory pursuant to clause (b) of the definition of "Eligible Inventory"; or (u) it arises from a retail sale of

Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.

"Eligible Inventory" means Inventory which is owned by Borrower (other than packaging or shipping materials, labels, samples, display items, bags (other than bags constituting Raw Materials or Processed Product), replacement parts and manufacturing supplies) and which Lender, in its reasonable credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: it (a) is Raw Materials, Processed Product or Finished Goods; (b) is owned by Borrower, has not been sold on a bill-and-hold basis, and is not held by Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (c) is in good condition and is not damaged, defective or otherwise unfit for sale and, if such Inventory is Finished Goods, is in new and saleable condition and is not shopworn; (d) is not slow-moving, obsolete or unmerchantable and is not goods returned to Borrower by or repossessed from an Account Debtor; (e) meets all standards imposed by any governmental authority and does not constitute Hazardous Materials under any Environmental Law to the extent such goods can be transported or sold only with licenses or permits that are not readily available; (f) conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (g) is at all times subject to Lender's duly perfected, first priority security interest and no other Lien that is not a Permitted Lien; (h) is in Borrower's possession and control (or the possession and control of a third party that has executed a Lien Waiver/Access Agreement acceptable to Lender) at a location in compliance with this Agreement, is not in transit (other than in transit to or among locations owned or leased by Borrower) or outside the continental United States and is not consigned to any Person; (i) is not the subject of a negotiable warehouse receipt or other negotiable document; (j) is not subject to any License or other arrangement that restricts Borrower's or Lender's right to dispose of such Inventory, unless Lender has received an appropriate Licensor Agreement; and (k) has not been sold or leased and Borrower has not received any deposit or downpayment in respect thereof in anticipation of a sale.

"Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to protection of human health and the environment (but excluding occupational safety and health, to the extent regulated by OSHA), or regulation of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Act, and the Resource Conservation and Recovery Act.

"Equity Interest" means the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interest.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Event of Default" means the occurrence of any one of the events set forth in Section 10.

"Exchange Act" is the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as amended and in effect.

"Executive Order No. 13224" means executive order no. 13224 effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Excluded Account(s)" means, with respect to any Obligor, any deposit account of such obligor that is used as (i) a payroll, pension, or employee benefits or related employee benefit account, to the extent used solely for such purposes, and (ii) a withholding, tax, escrow, and fiduciary account, to the extent used solely for such purposes.

"Excluded Issuances" means (a) equity securities of any Subsidiary of Borrower issued to Borrower or any other Subsidiary; (b) equity securities of Borrower issued from time to time to employees and independent directors of any Obligor under any employee stock option or stock purchase plan or other employee benefits plan or compensation agreement in existence from time to time; and (c) equity securities of Borrower issued at any time after the Closing Date to the equity holders of Borrower existing as of the Closing Date, to the extent the Net Cash Proceeds of such issuances are promptly contributed to the capital of Borrower.

"Excluded Property" means the following:

(i)           any lease, license, contract or agreement to which an Obligor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest or Lien hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract or agreement, or would permit the third party to terminate such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity);

(ii)           more than 65% of the Equity Interests of any first-tier foreign Subsidiary or the Equity Interests of any second-tier or lower foreign Subsidiary;

(iii)           any asset owned by any Obligor on the date hereof or hereafter acquired by an Obligor and in each case, the proceeds thereof, that is subject to a Lien securing a purchase money obligation or capitalized lease obligation permitted to be incurred pursuant to the provisions of this Agreement, only to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) prohibits the creation of any other Lien on such asset and its proceeds;

(iv)           any "intent-to-use" application for trademark or service mark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, to the extent that, and solely during the period in which, the grant of security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law with respect thereto;

(v)           any assets of any foreign Subsidiary; and

(vi)           Excluded Accounts.

"Fees" means all fees payable pursuant to Section 2.4(a).

"Finished Goods" means finished decking, accessories and trim with no defects or issues, that are ready for sale.  For the avoidance of doubt, the term “Finished Goods” shall include all items and categories of Inventory of Borrower characterized or denoted as such in a Qualified Appraisal.

"Fiscal Year" means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, as described in the Disclosure Schedule.

"Full Payment" means the full and final payment in full of all Obligations, other than contingent Obligations for which no claim has been made (or, in the case of Letters of Credit, the cash collateralization of such contingent Obligations in a manner satisfactory to Lender and to the extent of 105% of the face amount of such Letters of Credit); termination of the Commitments; and release by each Obligor (and by any representative of creditors of such Obligor in any Insolvency Proceeding of such Obligor) of any claims that such Obligor has or asserts to have against each Lender Party.

"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

"Guarantor" means individually, and "Guarantors" means collectively, each Person who at any time guarantees the payment or performance of any Obligations, including each Person listed on Item 5 of the Terms Schedule as a Guarantor.

"Guaranty" means each guaranty agreement at any time executed by a Guarantor with respect to any of the Obligations.

"Hazardous Materials" means any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste or material, including petroleum, which is regulated under any and all federal, state, or local statutes, ordinances, rules, regulations, or common law relating to chemical management, environmental protection, contamination, or cleanup including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act as amended (42 U.S.C. § 6901 et seq.) or any other Federal, state, county, or city law, or any other ordinance or regulation existing or which may exist.

"HIG Bridge Debt" means Permitted HIG Debt resulting from an advance by Sponsor to Borrower in the amount of $500,000 on November 5, 2012.

"Indemnitees" means Lender Parties and the respective officers, directors, employees and agents (including legal counsel) of each Lender Party.

"Indemnified Claim" means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys', accountants', consultants' or paralegals' fees and expenses), but specifically excluding lost profits and opportunity costs and Excluded Taxes), whether arising under or in connection with any of the Loan Documents, any applicable law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by any Indemnitee and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceedings or any appeals related thereto.

"Insolvency Proceeding" means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

"Intellectual Property" means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Inventory Formula Amount" means, on any date of determination thereof, an amount equal to the percentage set forth in Item 6 of the Terms Schedule of the Value or NOLV (as applicable under Item 6 of the Terms Schedule) of Eligible Inventory on such date.

"Inventory Reserve" means such reserves as may be established from time to time by Lender in its reasonable credit judgment to reflect changes in the merchantability or salability of any Eligible Inventory or such other factors as may negatively impact the value of any Eligible Inventory.  Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns.  Notwithstanding the foregoing, Inventory Reserves shall not be duplicative of eligibility criteria.

"Lender Expenses" means all of the following: (a) Taxes and insurance premiums which are required to be paid by Borrower under this Agreement or any of the other Loan Documents and which are paid or advanced by Lender; (b) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes and indebtedness taxes; (c) the reasonable out-of-pocket costs, fees (including reasonable, outside attorneys' and paralegals' fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine Borrower or any of Borrower's Records or inspect, verify, count or appraise any Collateral, (ii) to correct any Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (iv) in collecting any Accounts or Payment Intangibles or recovering any of the Obligations, (v) in structuring, drafting, reviewing, implementing or preparing any of the Loan Documents and any amendment, modification or waiver of this Agreement or any of the other Loan Documents, (vi) in defending the validity, priority or enforceability of Lender's Liens, and (vii) in monitoring or seeking any relief in any Insolvency Proceeding involving an Obligor; and (d) all other costs and expenses incurred by Lender and described in Section 2.4(b).

"Lender Party" means Lender or any of its Affiliates.

"Letter of Credit" means a letter of credit issued by a Lender Party or another Person in reliance (in whole or in part) upon Credit Support provided by Lender.

"License" means any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

"Licensor Agreement" means an agreement pursuant to which the licensor with respect to any License grants to Lender the right, vis-à-vis such licensor, to enforce Lender's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property subject to such License, whether or not a default exists under such License.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract.  The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property.  For purposes hereof, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

"Lien Waiver/Access Agreement" means an agreement in favor of Lender providing for the waiver or subordination of Liens from any lessor, mortgagee, warehouse operator, processor, customs broker, carrier, or other Person that may have lienholders' enforcement rights with respect to any Collateral, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Lender's Liens and shall assure Lender's access to any Collateral in such Person's possession for the purpose of allowing Lender to enforce its rights and Liens with respect to such Collateral.

"Loan" means an advance of money made by Lender to Borrower pursuant to the terms of this Agreement.

"Loan Documents" means this Agreement, each Note, the Security Documents, Lien Waiver/Access Agreements, and any other agreements entered into between Lender and any Obligor in connection with this Agreement or to evidence or govern the terms of any of the Obligations, including letter of credit agreements, mortgages, deeds of trust, guaranties, assignments, pledge agreements, subordination agreements, agreements relating to Bank Products, and any and all other documents, agreements, certificates and instruments executed and/or delivered by any Obligor pursuant hereto or in connection herewith.

"Lockbox Agreement" means each agreement between Borrower and a bank concerning the establishment of a lockbox and related bank Deposit Account for the collection of and remittance to Lender of payments received with respect to the Accounts.

"Management Agreement" means that certain Advisory Services Agreement, dated March 18, 2011, by and between Borrower and Sponsor.

"Management Acknowledgment Agreement" means that certain Acknowledgment of Manager's Subordination dated the date hereof and executed by Borrower and Sponsor, relating to the limitations on Borrower’s right to pay, and Sponsor’s right to receive and retain, management fees set forth in Section 9.10(f).

"Margin Stock" shall have the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

"Material Agreement" means any agreement or arrangement to which Borrower or any Subsidiary is a party for which default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained therein could reasonably be expected to have a Material Adverse Effect.

"Material Adverse Effect" means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing substantially contemporaneously therewith, (a) has, or with the passage of time could be reasonably expected to have, a material adverse effect upon the business, operations, properties, prospects or condition (financial or otherwise) of any Obligor; (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of any of the Loan Documents; (c) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (d) materially impairs the ability of any Obligor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

"Maximum Credit Amount" means an amount equal to the amount shown on Item 7 of the Terms Schedule.

"Maximum Revolver Facility Amount" means an amount equal to the amount shown on Item 7 of the Terms Schedule.

"Minimum Availability Reserve" means a reserve in the amount of $1,000,000.

"Money Borrowed" means, as applied to any Obligor, without duplication:  (a) Debt arising from the lending of money by any Person to such Obligor; (b) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable); (c) Debt under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (d) reimbursement obligations with respect to letters of credit or guarantees relating thereto; and (e) Debt of such Obligor under any guaranty of any obligations that would constitute Debt for Money Borrowed under clauses (a) through (d) hereof, if owed directly by such Obligor.

"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds Holdback" shall have the meaning ascribed to such term in the Term Loan Rider.

"Net Income" shall have the meaning ascribed to such term in Item 16 of the Terms Schedule.

"NOLV" means, as to any property, the expected Dollar amount to be realized at an orderly negotiated sale of such property, net of operating expenses, liquidation expenses, and commissions, as determined by Lender from time to time based on the most recent Qualified Appraisal of such property.

"Note" means a promissory note executed by Borrower at Lender's request to evidence any of the Obligations, including the Revolver Note.

"Obligations" means all Debts, liabilities, obligations, covenants, and duties at any time or times owing by Borrower to Lender of any kind and description incurred pursuant to any of the Loan Documents or in connection with any Bank Products, and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all Bank Product Obligations, all Fees, all obligations of Borrower under any indemnification of Lender, all obligations of Borrower to reimburse Lender in connection with any Letter of Credit or bankers acceptances, all obligations of Borrower to reimburse Lender for any Credit Support, and all Lender Expenses.  Without limiting the generality of the foregoing, the term "Obligations" shall include all Debts, liabilities and obligations of Borrower to Lender in any Insolvency Proceeding of Borrower and any interest, fees or other charges accrued in any such bankruptcy case, whether or not any such interest, fees or other charges are recoverable from Borrower or its estate under 11 U.S.C. §506.

"Obligor" means Borrower, each Guarantor, and each other Person that is at any time liable for the payment of all or any part of the Obligations or that has granted in favor of Lender a Lien upon any of such Person's assets to secure payment of any Obligations.

"Ordinary Course of Business" means, with respect to any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

"Organic Documents" means, with respect to any entity, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, partnership agreement, certificate of partnership, certificate of formation, or similar agreement or instrument governing the formation or operation of such Person.

"OSHA" means the Occupational Safety and Hazard Act of 1970.

"Permitted Asset Disposition" means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) of a Person, including a disposition of such Person's property in connection with a sale-leaseback transaction or synthetic lease, in each case only if such disposition (a) consists of such Person's sale of Inventory in the Ordinary

Course of Business; (b) is a disposition of Equipment permitted by Section 5.4(b); or (c) arises solely from a termination of a lease of real or personal property that is not necessary in such Person's Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from such Person's default or failure to perform under such lease; (d) consists of the non-exclusive licenses and sub-licensing of intellectual property, in each case made in the Ordinary Course of Business; (e) is made by an Obligor to Borrower; (f) is pursuant to casualty or condemnation; (g) consists of the granting of Permitted Liens; (h) is a transaction otherwise expressly permitted under this Agreement; (i) consists of the forgiveness of the promissory notes taken in exchange for Equity Interests in an Obligor; (j) consists of the lapse of licenses or rights which are no longer necessary to the operation of the Obligors' business; or (k) consists of the forgiveness of Accounts in connection with the settlement thereof in the Ordinary Course of Business.

"Permitted HIG Debt" means the Debt incurred pursuant to the terms of that certain Credit Agreement, dated March 18, 2011 by and between Borrower and Subordinated Lender, as amended by that certain First Amendment to Credit Agreement, dated May 23, 2011, by and between Borrower and Subordinated Lender, that certain Second Amendment to Credit Agreement, dated October 20, 2011, by and between Borrower and Subordinated Lender, and that certain Third Amendment to Credit Agreement, dated on or about the Closing Date, by and between Borrower and Subordinated Lender.

"Permitted HIG Lien" means Liens granted pursuant to the Permitted HIG Debt with respect to the Collateral.

"Permitted Lien" means any of the following: (a) Liens at any time granted in favor of Lender; (b) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (c) statutory Liens (excluding any Lien for Taxes, but including statutory liens in favor of customs authorities in connection with the importation of goods) arising in the Ordinary Course of Business of Borrower or a Subsidiary, but (except with respect to landlord's liens related to the Razorback Location so long as such liens are subordinate to Lender's Liens on terms acceptable to Lender) only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Borrower or such Subsidiary and do not materially impair the use thereof in the operation of Borrower's or such Subsidiary's business; (d) purchase money Liens and Liens relating to capitalized lease obligations securing Debt incurred for the purchase of fixed assets, provided that such Liens are confined to the fixed assets so acquired and proceeds from the sale or disposition of such fixed assets, and secure only the Debt incurred to acquire such fixed assets; (e) Liens arising from the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree (or the bonding of such) for so long as each such Lien is in existence for less than 30 consecutive days after it first arises or the judgment is being Properly Contested and each such Lien is at all times junior in priority to any Liens in favor of Lender; (f) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on payment items in the course of collections; (g) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrower's cash on hand at the Closing Date or the proceeds of Loans made on the Closing Date; (h) such other Liens (if any) as appear on the Disclosure Schedule or any title insurance policy accepted by Lender, to the extent provided therein and any replacements thereof in connection with a refinancing of the underlying obligations to the extent such refinancing was permitted under this Agreement; (i) deposits or pledges to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the Ordinary Course of Business; (j) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect; (k) purported Liens evidenced by the filing of precautionary financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business and not otherwise prohibited or restricted by this Agreement; (l) Liens granted in favor of insurance companies (or their financing affiliates) on the unearned portion of insurance premiums or on insurance proceeds from the financed policy in connection with the financing of insurance premiums, but in each case only during during the period commencing on the Closing Date and concluding May 31, 2013; (m) deposits to secure the performance of bids, trade contracts, leases and other obligations of a like nature, in each case, in the Ordinary Course of Business; (n) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Internal Revenue Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits in the Ordinary Course of Business; (o) any interest or title of a licensor or sublicensor under license permitted hereunder and any licenses or sublicenses granted by an Obligor to third parties in the Ordinary Course of Business and not interfering in any material respect with the business of such Obligor; and (p) the Permitted HIG Lien so long as it is subordinate to Lender's Lien pursuant to the terms of the Subordination Agreement.

"Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a governmental authority.

"Plan" means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either maintained (a) by Borrower for employees or (b) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding five (5) years made or accrued such contributions.

"Processed Products" means: (a) processed plastics (that is, plastics that have had an additional step added (i.e., washed, shredded, dyed) so that such plastics no longer constitute Raw Materials; (b) extruded product which consists of processed product that does not meet all required specifications of quality (i.e., warped, faded, broken, scratched).  For the avoidance of doubt, the term “Processed Product” shall include all items and categories of Inventory of Borrower characterized or denoted as such in a Qualified Appraisal.

"Properly Contested" means, in the case of any Debt of an Obligor (including any Taxes) that is not paid when due or payable (a) such Debt is the subject of a bona fide dispute as to liability or amount and is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a

Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor; (d) no Lien is imposed upon any of such Obligor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is at all times stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

"Qualified Appraisal" means an appraisal conducted in a manner and with such scope and using such methods as are reasonably acceptable to Lender by an appraiser selected by, or reasonably acceptable to, Lender, the results of which are reasonably acceptable to Lender in all respects.

"Qualified Bill-and-Hold Account" means an Account that arises from a sale on a bill-and-hold basis and for which Lender has received an agreement in form and substance satisfactory to Lender regarding  such issues as Lender may require (including the passage of title with respect to Inventory sold to such Account Debtor on a bill-and-hold basis).

"Raw Materials" means: (a) unprocessed recycled plastic consisting of bundles of used plastic bags and any other type of plastics in their raw form with no modifications; (b) regrind products and other items, including returned product awaiting re-processing, extruded product that has been cut or shredded and is ready to be used in Borrower's production process; (c) pigment, components and additives; and (d) wood fiber that is a waste byproduct generated by hardwood furniture, pallet and cabinet manufacturers.  For the avoidance of doubt, the term “Raw Materials” shall include all items and categories of Inventory of Borrower characterized or denoted as such in a Qualified Appraisal.

"Razorback Location" means the real property leased by Borrower from Razorback Watts, Inc. located at Route 1, Box 14152, Watts, Oklahoma 74964.

"Reduced Rate Bill-and-Hold Accounts Formula Amount" means, on any date of determination thereof, the lesser of (a) $1,000,000, and (b) with respect to Accounts owed to Borrower by Lumbermens Merchandising Corporation that arise from the sale of Inventory and are not Eligible Accounts solely because they arise from sales to Lumbermens Merchandising Corporation on a bill-and-hold basis, an amount equal to the percentage set forth in Item 6 of the Terms Schedule of the Value or NOLV (as applicable under Item 6 of the Terms Schedule if such Inventory was Eligible Inventory) on such date of that portion of Inventory the sale of which gave rise to such Accounts.

"Reportable Event" means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the thirty-day notice requirement to the Pension Benefit Guaranty Corporation has been waived.

"Revolver Note" means the Revolver Note to be made by Borrower to Lender or its registered assigns in the form of Exhibit A attached hereto, which shall be in the face amount of the

Maximum Revolver Facility Amount and shall evidence all Revolver Loans made pursuant to this Agreement.

"Rider" means any Rider to this Agreement from time to time.

"Schedules" means the Terms Schedule and the Disclosure Schedule.

"SEC" shall mean the Securities and Exchange Commission, any successor thereto, and any analogous governmental authority.

"Security Documents" means each instrument or agreement now or at any time hereafter securing or assuring payment of the whole or any part of the Obligations, including each Deposit Account Control Agreement, and Lockbox Agreement.

"Senior Officer" means, on any date, any person occupying any of the following positions with Borrower: president, vice president, chief executive officer, chief financial officer, manager, managing partner, treasurer or secretary of Borrower.

"Solvent" means, as to any Person, such Person (a) owns property whose fair salable value (as defined below) is greater than the amount required to pay all of such Person's debts (including contingent, subordinated, unmatured and unliquidated liabilities), (b) owns property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured, (c) is generally able to pay all of its debts as such debts mature, (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code, and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries.  As used herein, the term "fair salable value" of a Person's assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets on a going concern basis at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

"Sponsor" means  H.I.G. Capital, L.L.C. and its Affiliates.

"Subordinated Debt" means all Debt of Borrower that is subordinated to the repayment of the Obligations on terms acceptable to Lender in its discretion.

"Subordinated Lender" means H.I.G. AERT, LLC.

"Subsidiary" means any Person in which 50% or more of all Equity Interests (or 50% of all Equity Interests having a power to vote) is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more other Subsidiaries.

"Taxes" means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature imposed by any governmental authority, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding (any such excluded amounts, “Excluded Taxes”), in the case of Lender, taxes imposed on or measured solely by the taxable income or overall gross receipts of Lender.

"Term Loan" shall have the meaning ascribed to such term in the Term Loan Rider.

"Term Loan Rider" means the Term Loan Rider to this Agreement.

"Terms Schedule" means the Terms Schedule annexed hereto.

"UCC" means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia from time to time or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

"Upstream Payment" means a Distribution by a Subsidiary of Borrower to Borrower.

"USA PATRIOT ACT" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

"Value" means, with reference to Eligible Inventory, value determined by Lender on the basis of the lower of cost or market of such Eligible Inventory, calculated on a first-in, first-out basis in accordance with GAAP.

"Winter Buy Program" means the program by which Account Debtors may receive progressively diminishing discounts during the winter months.

1.2	Other Terms Defined in this Agreement. The following terms are defined in the applicable provisions of this Agreement:

Default Rate	Section 2.3(a)
Governing Rate	Section 2.3(a)
Loan Account	Section 2.8
Overadvance	Section 2.1(c)
Revolver Loan	Section 2.1(a)
Schedule of Accounts	Section 5.2(a)
Term	Section 3.1

1.3
UCC Terms.  All other capitalized terms contained in this Agreement and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.  Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Accessions, Account, Account Debtor, Chattel Paper, Commercial Tort Claim, Deposit Account, Document,

Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities, Securities Account, Software, and Supporting Obligations.

1.4
Accounting Terms.  Unless otherwise specified herein, all terms of an accounting nature used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Lender prior to the Closing Date and using the same method for Inventory valuation as used in such audited financial statements, except for any changes required by GAAP.

1.5
Certain Matters of Construction.  The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  Section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including Borrower or Lender) shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation"; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default first occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing.  All calculations of value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars.  Whenever in any provision of this Agreement Lender is authorized (a) to take any action, Lender shall be authorized to do so through or with the assistance of any employee, agent or consultant, or (b) to take or decline to take any action (including making any determination) in the exercise of its "discretion," such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion.  Whenever the phrase "to the best of Borrower's knowledge" or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of Borrower.

SECTION  2. LOANS AND TERMS OF REPAYMENT

2.1	Revolver Loans.

(a)           Subject to the terms and conditions in this Agreement, Lender agrees to make advances to Borrower (each a "Revolver Loan") on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time the Maximum Revolver Facility Amount, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all Revolver Loans outstanding (together with the amount of any Revolver Loans for which a request is pending) exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base.  The proceeds of Revolver Loans shall be used by Borrower solely for one or more of the following purposes: (i) to satisfy any non-insider Debt owing on the Closing Date; (ii) to pay the Fees and transaction expenses associated with the closing of the transaction described herein; (iii) to pay any of the Obligations in accordance with this Agreement; (iv) to make expenditures for its working capital, general corporate purposes and other lawful purposes of Borrower to the extent such expenditures are not prohibited by this Agreement or applicable law, and (v) to repay the HIG Bridge Debt in the amount of [$500,000] on the Closing Date.  No Revolver Loan proceeds may be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  The Revolver Loans and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and by the Revolver Note and shall bear interest as set forth in Section 2.3.

(b)           Whenever Borrower desires to obtain funding of a Revolver Loan, Borrower shall give Lender prior written notice (or electronic mail notice promptly confirmed in writing) of such borrowing request, which shall be in such form as may be required by Lender (provided that an email containing a PDF copy of such notice shall be sufficient) and signed by a Senior Officer.  Such notice of borrowing shall be given by Borrower no later than 2:00 p.m. on the Business Day of the requested borrowing.  Notices received by Lender after 2:00 p.m. shall be deemed received on the next Business Day.  Each notice of borrowing (or electronic mail notice thereof) shall be irrevocable and shall specify (A) the principal amount of the borrowing, (B) the date of borrowing (which shall be a Business Day), and (C) the account of Borrower to which the proceeds of such borrowing are to be disbursed.  Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (including any interest thereon) shall be deemed to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations and the proceeds of such Revolver Loan may be disbursed in direct payment of the relevant Obligations; provided, however, that Lender shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date when an Overadvance exists or would result from such funding or when any applicable condition precedent set forth in Section 6 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

(c)           If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base (such excess referred to as an "Overadvance"), such Revolver Loans shall nevertheless constitute Obligations that are secured by all of the Collateral and entitled to all the benefits of the Loan Documents, shall be payable on demand, and shall bear interest as provided in Section 2.3 of this Agreement.

(d)           Borrower irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested, or deemed to be requested, pursuant to Section 2.1(b), as follows: (i) the proceeds of Revolver Loans requested by Borrower shall be disbursed by Lender in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to the Disbursement Account or such other bank account as may be agreed upon by Borrower and Lender from time to time; and (ii) the proceeds of Revolver Loans deemed requested by Borrower shall be disbursed by Lender by way of direct payment of the relevant Obligations.

2.2	Payments.

(a)           All payments with respect to any of the Obligations shall be made to Lender on the date when due, in immediately available funds, without offset or counterclaim. Except where evidenced by a Note or other instrument made by Borrower to Lender or its order specifically containing payment provisions in conflict with this Section 2.2 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the Obligations shall be due and payable as follows:

(i)           Principal payable on account of the Loans shall be payable by Borrower to Lender immediately upon the earliest of (A) the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated, and (C) the Commitment Termination Date; provided, however, that if an Overadvance exists at any time, Borrower shall, on demand, repay the Obligations to the extent necessary to eliminate the Overadvance.

(ii)           Interest accrued on the principal balance of the Loans shall be due and payable on each of (A) the first day of each month, computed through the last day of the preceding month; (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated; and (C) the Commitment Termination Date.

(iii)           The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(b)           Whenever any payment of any of the Obligations is due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and, if the day for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended period of time.

(c)           To the extent Borrower makes a payment to Lender, or Lender receives payment from the proceeds of any Collateral or exercises setoff rights, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss of

Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred.

2.3	Interest Rates.

(a)           Except where otherwise provided in a Note or other instrument (including any Rider hereto) issued or made by Borrower to Lender or its order specifically containing interest rate provisions that are in conflict with this Section 2.3 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the principal balance of Revolver Loans and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts are advanced or incurred until paid at the Governing Rate.  "Governing Rate" means, on any date, a rate per annum equal to the sum of (A) the Applicable Variable Rate in effect on such date plus (B) the applicable interest margin set forth in Item 8(b) of the Terms Schedule.  The Applicable Variable Rate shall be adjusted daily, with each change to the Applicable Variable Rate to be effective as of the opening of business on the day of such change.  Upon and after the occurrence of an Event of Default and during the continuation thereof, the principal balance of the Obligations shall, at the election of (and upon notice to Borrower from) Lender and without the necessity of declaring the Obligations immediately due and payable, bear interest at a rate (the "Default Rate") equal to the lesser of (i) the otherwise applicable interest rate in effect from time to time hereunder (or, with respect to the Term Loan, under the Term Loan Rider) plus the default margin set forth in Item 8(c) of the Terms Schedule and (ii) the highest rate allowed by applicable law; provided, that, notwithstanding the date on which Lender notifies Borrower of its election to impose the Default Rate, the Default Rate shall accrue from the time at which the applicable Event of Default first occurred. The amount of any Overadvance shall bear interest at the Default Rate.  All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)           The Applicable Variable Rate on the date hereof is the per annum rate set forth in Item 8(d) of the Terms Schedule, and therefore the rate of interest in effect hereunder with respect to Revolver Loans and other Obligations that bear interest at the Governing Rate, expressed in simple interest terms as of the date hereof, is the per annum rate set forth in Item 8(e) of the Terms Schedule.

2.4	Fees and Reimbursement of Expenses.

(a)           Borrower shall pay to Lender the Fees set forth in Item 9(a) of the Terms Schedule and shall reimburse Lender for all reasonable costs and expenses incurred in connection with examinations of Borrower's Records and appraisals of the Collateral and such other matters as Lender shall deem reasonable and appropriate, as set forth in Item 9(b) of the Terms Schedule.  All Fees shall be fully earned by Lender when due and payable and, except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration. All Fees provided for in this Section 2.4 are and shall be deemed to be for compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

(b)           If at any time (regardless of whether any Event of Default exists), Lender incurs outside legal, accounting or other out-of-pocket costs or expenses in connection with the loan transaction described herein, including reasonable fees and expenses incurred in connection with: (i) the negotiation and preparation of any Loan Document or amendment of or modification thereto or documents evidencing or otherwise relating to any workout, restructuring or forbearance with respect to any Loan Documents or Obligations; (ii) the administration of any Loan Documents and the transactions contemplated thereby; (iii) any litigation, contest, dispute, suit, proceeding (including any Insolvency Proceeding) or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any Loan Documents or Borrower; (iv) any attempt to enforce any rights of Lender against any Obligor; or (v) any consultations regarding any Loan Documents or any transaction concluded thereunder; then all such outside legal and accounting expenses, other reasonable costs and out-of-pocket expenses of Lender shall be charged to Borrower, shall be Obligations secured by all of the Collateral, shall be payable to Lender on demand, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time.

2.5 Maximum Interest. Regardless of any provision contained in any Loan Document, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to any Loan Document and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law (the "Maximum Rate"). No agreements, conditions, provisions or stipulations contained in any Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations or the exercise of any other option whatsoever in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive, in any event, interest or charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to collectively as "Interest") in excess of the Maximum Rate, and no Obligor shall be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions, or stipulations, if any, that may operate to bind, obligate or compel any Obligor to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest applied, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.  The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

2.6 Borrowing Base Certificate; Authorizations. (a) At least once during each Borrowing Base Reporting Period (as defined in Item 10 of the Terms Schedule), Borrower shall deliver to Lender a fully completed Borrowing Base Certificate certified by a Senior Officer of Borrower as being true and correct.  Concurrent with the delivery of the Borrowing Base Certificate, Borrower shall provide a written report to Lender of (i) all returns by Lumbermens Merchandising Corporation of a value greater than $10,000, (ii) all other returns of a value greater than $25,000, (iii) all bill-and-hold Inventory in existence as of the date of such Borrowing Base Certificate that includes the location of such bill-and-hold Inventory, the name of the customer that owns such bill-and-hold Inventory and any Inventory identification number or designation of such bill-and-hold Inventory (e.g., on "license plates" or other identifying labels utilized by Borrower to identify Inventory), and (iv) all material disputes, claims and other deductions, together with sales and other reports and supporting information relating to the Accounts and Inventory, as required by Lender.  Lender may review and adjust any calculations made in a Borrowing Base Certificate (A) to reflect errors in calculation, and (B) if and to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve.  In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Lender prior to such date, as such Borrowing Base Certificate may be adjusted from time to time by Lender as authorized herein.  If Borrower fails to deliver to Lender the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Section 2.1 or in any other Loan Document to the contrary, Lender may suspend honoring any requests for Revolver Loans until a current Borrowing Base Certificate is delivered to Lender.

(b)           Lender is authorized to make Loans and other extensions of credit under this Agreement based on telecopied, electronically communicated or other instructions and transaction reports received from any individual believed to be an Authorized Officer of Borrower, or, in Lender's discretion, if such extensions of credit are to satisfy any Obligations that are past due and payable.  Lender shall not be responsible for determining the authenticity of any such telecopied or electronically communicated instructions and Lender may act on the instructions of any individual whom Lender reasonably believes to be an Authorized Officer.

2.7 Collections. All payments by Borrower to Lender with respect to the Accounts and other Collateral shall be forwarded by Borrower to the Collections Account, provided that Borrower shall establish a lockbox under the control of Lender to which all Account Debtors shall be directed to forward payments with respect to the Accounts.  Lender may, at any time and whether or not an Event of Default exists, contact directly any or all Account Debtors to ensure that payments on the Accounts are directed to Lender or to the lockbox.  To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender.  All payment items received by Borrower with respect to the Accounts and other Collateral shall be held by Borrower, as trustee of an express trust, for Lender's benefit and shall not be commingled with Borrower's other funds and shall be deposited promptly to the Collections Account.  All such payment items shall be the exclusive property of Lender, to the extent of any Obligations (other than the principal balance of the Term Loan) then outstanding, upon the earlier of the receipt thereof by Lender or by Borrower.  Borrower hereby grants to Lender a Lien upon all items and balances held in any lockbox and the Collections Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of Borrower (including all Deposit Accounts (other than Excluded Accounts)) as provided elsewhere in this Agreement or any other Loan Document.  For purposes of calculating Availability, Lender shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Lender, but interest shall continue accruing on the amount of such wire transfer, check or other payment item for the number of collection days set forth in Item 11 of the Terms Schedule after the date that the proceeds of such wire transfer, check or other payment item become good, collected funds.

2.8 Loan Account; Account Stated. Lender shall maintain in accordance with its usual and customary practices an account or accounts (collectively, the "Loan Account") evidencing the Loans, including the amount of principal and interest payable to Lender from time to time hereunder.  Any failure of Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect Borrower's obligation under the Loan Documents to pay all amounts owing to Lender.  The entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information contained therein, provided that if a copy of information contained in the Loan Account is provided to any Obligor, or any Obligor inspects the Loan Account, at any time, then the information in the Loan Account shall be conclusive and binding on such Obligor for all purposes, absent manifest error, unless such Obligor notifies Lender in writing within 30 days after such Obligor's receipt of such copy or such Obligor's inspection of the Loan Account of its intention to dispute the information contained therein.

2.9 Application of Payments and Collections. During the continuance of an Event of Default, Borrower irrevocably waives, to the extent permitted by applicable law, the right to direct the application of all payments and collections at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right during the continuance of an Event of Default to apply and reapply any and all such payments and collections against the Obligations in such manner as Lender may elect in its discretion. If as the result of collections of Borrower's Accounts or other proceeds of Collateral a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower.  Notwithstanding the foregoing, prepayments of the Term Loan shall be applied in accordance the provisions of the Term Note.

2.10 All Loans to Constitute One Obligation. All Loans shall constitute one general obligation of Borrower and, except to the extent otherwise expressly provided in a Security Document, shall be secured by Lender's Liens upon all of the Collateral.

2.11 Capital Requirements. If either (a) any Change in Law or the interpretation of any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, Lender as a consequence of, or with reference to, the credit facility hereunder or the Commitments, below the rate that Lender or such other corporation could have achieved but for such change, interpretation or compliance, then within ten (10) Business Days after Lender's written demand, Borrower shall pay Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender for such reduction.  A certificate as to such amounts submitted to Borrower by Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

2.12 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender, (b) subject Lender to any Tax (other than a tax based on income) with respect to any Loan or Loan Document or change the basis of taxation of payments to Lender in respect thereof (other than a tax based on income), or (c) impose on Lender any other condition, cost or expense affecting any Loan or Loan Document, and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its Commitments), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then, upon Lender's request, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

SECTION  3. TERM AND TERMINATION

3.1 Term. All Commitments hereunder shall, subject to the satisfaction (or waiver by Lender in its discretion) of each condition set forth in Section 6 hereof, become effective on the date of this Agreement and shall expire at the close of business on the day specified in Item 12 of the Terms Schedule (the "Term"), unless sooner terminated as provided in Section 3.2 hereof.

3.2 Termination of Commitments. At any time an Event of Default exists, Lender may terminate the Commitments without notice, and all of the Commitments shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against Borrower.  Upon at least 10 days prior written notice to Lender, Borrower may, at its option, terminate the Commitments; provided, however, no such termination of the Commitments by Borrower shall be effective until Full Payment of the Obligations (including the Early Termination Fee).  Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing. Borrower may elect to terminate the Commitments in their entirety only.

3.3 Effect of Termination. On the effective date of any termination of the Commitments, all Obligations (including the Early Termination Fee) shall become immediately due and payable without notice to or demand upon Borrower and shall be paid to Lender by a wire transfer of immediately available funds.  No termination of the Commitments shall in any way affect any of Lender's rights or remedies hereunder, any of Borrower's duties or obligations hereunder (including its obligation to pay all of the Obligations (including the Early Termination Fee) on the effective date of such termination) or any Liens held by Lender.

SECTION  4. COLLATERAL

4.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all personal property of Borrower, including all of the following property and interests in property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: all Accounts; all Goods, including all Inventory and Equipment (including Fixtures); all Instruments; all Chattel Paper; all Documents (including bills of lading); all General Intangibles, including Intellectual Property, Payment Intangibles and Software; all Deposit Accounts; all Investment Property (including all Securities and Securities Accounts, but excluding any Securities that constitute Margin Stock unless otherwise expressly provided in any Security Document and, in the case of Securities in a Subsidiary organized under a law other than a state of the United States or the District of Columbia, limited to 65% of such Securities); all Letter-of-Credit Rights; all Supporting Obligations; all Commercial Tort Claims (including those that are disclosed in the Disclosure Schedule); all monies now or at any time or times hereafter in the possession or under the control of Lender; all Accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of any of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and all of Borrower's Records.  Notwithstanding the foregoing, in no event shall the Collateral include the Excluded Property, and no Obligor consents to the granting of a security interest in the Excluded Property.

4.2 Other Collateral; Collateral Assignment of Leases; Setoff. Lender shall have, in addition to Liens upon the property of Borrower described in Section 4.1, Liens upon all other property of Borrower and of each other Person as described in the Security Documents (including real estate located in Benton County, Arkansas, Washington County, Arkansas, Adair County, Oklahoma, and Kimble County, Texas), excluding the Excluded Property.  To further secure the prompt payment and performance of all Obligations, Borrower hereby transfers and collaterally assigns to Lender all of Borrower's right, title and interest in, to and under all now or hereafter existing leases of real property to which Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof, in each case, excluding the Excluded Property.  All sums at any time standing to Borrower's credit balance on Lender's books and all of Borrower's property at any time in Lender's possession, or upon or in which Lender has a Lien shall be security for all Obligations in each case, excluding the Excluded Property.  In addition to and not in limitation of the above, with respect to any deposits of property of Borrower in Lender's possession or control, now or in the future, Lender shall have the right to set off all or any portion thereof, at any time, against any Obligations then due and owing, without prior notice or demand to Borrower; provided, that Lender shall give Borrower prompt written notice of such setoff as soon as possible after such setoff; provided, further that the foregoing shall not impair Lender's right to apply amounts on deposit in the Collections Account to the Obligations in accordance with this Agreement.

4.3 Continuation of Liens. Notwithstanding termination of the Commitments, until Full Payment of all Obligations, Lender shall retain its Liens upon all Collateral, and Borrower shall continue to deliver to Lender, in kind, all collections received respecting the Accounts and other Collateral.

4.4 Perfection of Liens. Promptly after Lender's request therefor, Borrower shall execute and deliver (or cause to be executed and delivered) to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law (including any motor vehicle certificate of title act with respect to any motor vehicle with an orderly liquidation value in excess of $5,000) to perfect (or continue the perfection of) Lender's Liens upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.  Borrower hereby irrevocably authorizes Lender to execute and file in any jurisdiction any UCC financing statement or amendment thereto on Borrower's behalf, including UCC financing statements that indicate the Collateral (i) as all assets or all personal property of Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 4.  Borrower hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof.

4.5 Access to Collateral. Lender and its agents shall have the right to conduct inspections, verifications , appraisals, and field examinations of the Collateral, including Borrower's Records, during Borrower's usual business hours or during the usual business hours of any Obligor having control over any Collateral or the records of Borrower, and with such frequency as Lender may request from time to time, with (a) when no Default or Event of Default is in existence, reasonable notice thereof and (b) when any Default or Event of Default is in existence, no notice thereof, and Borrower shall provide Lender access to any information stored online, together with access to any such computer programs used by Borrower to compile, analyze or otherwise manipulate such information.  Borrower shall reimburse Lender for the cost of such inspections, verifications, appraisals, and field examinations in accordance with Item 9(b) of the Terms Schedule.

4.6 Power of Attorney.   Borrower hereby irrevocably makes, constitutes and appoints Lender (and any of Lender's officers, employees or agents designated by Lender) as Borrower's true and lawful attorney with power to:

(a)           Sign the name of Borrower on any of the documents described in Section 4.4 or on any other similar documents that need to be executed, recorded and/or filed in order to perfect or continue perfected Lender's Liens upon any of the Collateral, if Borrower fails or refuses to comply, or delays in complying, with its undertakings contained in Section 4.4;

(b)           Endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession;

(c)           Sign Borrower's name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any invoice or bill of lading relating to any Account;

(d)           Do all things necessary to carry out this Agreement.

(e)           After the occurrence and during the continuance of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to any address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within 2 Business Days of Lender's receipt thereof, all other mail to Borrower; and

(f)           To send requests for verification of Accounts, and to contact Account Debtors in any other manner in order to verify the Accounts.

The appointment of Lender as Borrower's attorney and each and every one of Lender's rights and powers, being coupled with an interest, are irrevocable until Full Payment of the Obligations.  Borrower ratifies and approves all acts of the attorney. Neither Lender nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law in exercising the foregoing power except for gross negligence or willful misconduct.

4.7 After-Acquired Collateral.    Borrower shall promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of (i) Deposit Accounts (other than Excluded Accounts), or (ii) Chattel Paper, Commercial Tort Claims, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights (other than those that do not, together with all other Chattel Paper, Commercial Tort Claims, Documents, Instruments, Intellectual Property, Investment Property and Letter-of-Credit Rights in which Obligors have obtained an interest after the Closing Date, have an aggregate fair market value in excess of $50,000), and, upon Lender’s request, shall promptly take such actions as Lender deems necessary to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement (for the avoidance of doubt, except with respect to Excluded Accounts) or Lien Waiver/Access Agreement, to the extent required hereunder.  If Borrower acquires any real estate hereafter, Borrower shall, within 30 days, execute, deliver and record a mortgage, deed of trust or security deed (as applicable) in form and substance satisfactory to Lender that is sufficient to create a first priority Lien in favor of Lender on such real estate, and shall deliver all other documentation reasonably requested by Lender in connection therewith (including title insurance policies, surveys, flood insurance documentation, environmental assessments and indemnity agreements, assignments of leases, consents, releases and third party agreements), in each case in form and substance satisfactory to Lender.

SECTION  5. COLLATERAL ADMINISTRATION

5.1 General Provisions.

(a)           All tangible items of Collateral, other than (i) Inventory and Equipment in transit, or (ii) (A) vehicles and Equipment out for repair with an aggregate value not to exceed $100,000 at any time, or (B) Inventory and Equipment in the possession of employees in the Ordinary Course of Business, with an aggregate value not to exceed $10,000 at any time, or (iii) Collateral out on consignment with a fair market value of less than $100,000 (provided that Borrower has notified Lender in writing at least 10 days prior to placing such Collateral on consignment) shall at all times be kept at one or more of the business locations of Borrower set forth in the Disclosure Schedule (as such may be amended or supplemented from time to time), except that in the absence of an Event of Default, Borrower may (X) make sales or other dispositions of any Collateral to the extent not prohibited by Sections 9.2 and 9.10 hereof and (Y) move Inventory or Equipment or any record relating to any Collateral to a location in the United States of America other than those shown on the Disclosure Schedule (as such may be amended or supplemented from time to time) so long as Borrower has given Lender at least 10 days prior written notice of such new location.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be permitted to keep, store or otherwise maintain any Collateral (other than (i) (A) vehicles and Equipment out for repair with an aggregate value not to exceed $100,000 at any time, or (B) Inventory and Equipment in the possession of employees in the Ordinary Course of Business, with an aggregate value not to exceed $10,000 at any time, or (iii) Collateral out on consignment with a fair market value of less than $100,000 (provided that Borrower has notified Lender in writing at least 10 days prior to placing such Collateral on consignment) at any location, unless (X) Borrower is the owner of such location, (Y) Borrower leases such location and the landlord has executed in favor of Lender a Lien Waiver/Access Agreement (or, if Borrower cannot obtain a Lien Waiver/Access Agreement, Lender has established an Availability Reserve with respect to such location), or (Z) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, and Lender has received from such warehouseman, bailee or processor an acceptable Lien Waiver/Access Agreement (or, if Borrower cannot obtain a Lien Waiver/Access Agreement, Lender has established an Availability Reserve with respect to such warehouseman, bailee or processor).

(b)           Borrower shall maintain and pay for insurance upon all Collateral (including personal property coverage), wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender.  The Disclosure Schedule describes all property insurance of Borrower in effect on the date hereof.  All proceeds payable under each such policy shall be payable to Lender for application to the Obligations.  Borrower shall deliver the originals or copies of such policies to Lender with satisfactory lender's loss payable endorsements reasonably satisfactory to Lender and shall name Lender as lender's loss payee, assignee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give 30 days (or 10 days in the case of nonpayment of premiums) prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor.  Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.  For so long as no Event of Default exists, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower, provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim.  At any time that an Event of Default exists, Lender shall be authorized to settle, adjust and compromise such claims and Lender shall have all other rights and remedies with respect to such policies of insurance as are provided for in the Loan Documents.

(c)           All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrower.  Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower's sole risk.

5.2 Administration of Accounts.

(a)           Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form reasonably satisfactory to Lender.  Borrower shall also provide to Lender, on or before the 20th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's reasonable request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.  Borrower shall deliver to Lender, promptly upon Lender's reasonable request, copies of invoices or invoice registers related to all of its Accounts.

(b)           Borrower shall not grant any discounts, allowances or credits in excess of $50,000 individually that are not shown on the face of the invoice for the Account involved or accept any return of merchandise from an Account Debtor except, in each case, in the Ordinary Course of Borrower's business.  If any amounts due and owing in excess of $50,000 are in dispute between Borrower and any Account Debtor, or if any returns are made in excess of $50,000 with respect to any Accounts owing from an Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy.

(c)           If an Account of Borrower includes a charge for any Taxes payable to any governmental authority, Lender is authorized, in its discretion, to pay the amount thereof to the proper governmental authority for the account of Borrower and to charge Borrower therefor, provided that Lender shall be not liable for any Taxes that may be due by Borrower.

(d)           Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone, telegraph or otherwise.  Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.  Lender retains the right at all times to notify Account Debtors of Borrower that Accounts have been assigned to Lender and, at any time an Event of Default exists, to collect Accounts directly in its own name and to charge to Borrower the out-of-pocket collection costs and expenses incurred by Lender, including reasonable outside attorneys' fees.

5.3 Administration of Inventory.

(a)           Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Lender on or before the 20th day of each month inventory reports respecting such Inventory in form and detail reasonably satisfactory to Lender as of the last day of the preceding month, or, at any time a Default or Event of Default has occurred and is continuing, at such other times as Lender may reasonably request (but in such case, no more frequently than once each week).  Borrower shall, at its own expense, conduct auditor-approved cycle counts no less frequently than annually (and on a more frequent basis if requested by Lender when an Event of Default exists) and additional periodic cycle counts consistent with Borrower's historical practices, shall provide Lender prior written notice of the conduct of an auditor-approved cycle count, and shall provide to Lender a report based on each such auditor-approved cycle count and other cycle count promptly after completion thereof, together with such supporting information as Lender shall reasonably request.  Lender may participate in and observe each physical count, which participation shall be at Borrower' expense at any time that an Event of Default exists.

(b)           Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Overadvance; (iv) Borrower promptly notifies Lender thereof if the aggregate value of all Inventory returned in any month exceeds the amount shown on Item 13(a) of the Terms Schedule; and (v) any payments received by Borrower in connection with any such return are either received by Borrower in the Collections Account or, to the extent not received therein, promptly deposited by Borrower in the Collections Account in accordance with Section 2.7.

(c)           Borrower shall not acquire or accept any Inventory on consignment or approval and shall not sell or deliver any Inventory to any customer on approval or any other basis upon which the customer has a right to return or obligates Borrower to repurchase such Inventory, other than the granting of customary warranties and rights of inspection.

(d)           Borrower shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance with applicable standards of any insurance and in conformity with applicable law (including the requirements of the Fair Labor Standards Act) and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory is maintained or stored (other than the Razorback Location, but only as long as the landlord for such premises permits all rent, fees and other charges to accrue, does not demand payment of any portion thereof, and has executed a Lien Waiver/Access Agreement acceptable to Lender).

5.4 Administration of Equipment.

(a)           Borrower shall keep materially accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 5.4(b), and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Lender.  Promptly after request therefor by Lender, Borrower shall deliver to Lender all evidence of ownership, if any, of any of the Equipment.

(b)           Borrower shall not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof, whether in a single transaction or a series of related transactions, without the prior written consent of Lender other than (i) a disposition of Equipment that is no longer useful in Borrower's business so long as the aggregate fair market value or book value (whichever is greater) of all such dispositions during any Fiscal Year does not exceed the amount shown in Item 13(b) of the Terms Schedule, no Default or Event of Default exists at the time of such disposition and all proceeds thereof are promptly deposited by Borrower in the Collections Account in accordance with Section 2.7, and (ii) a replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or within 60 days of the disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not purchase money Liens (except to the extent that the Equipment being replaced thereby is secured by purchase money Liens), and Borrower shall have given Lender at least 5 days prior written notice of such disposition.

(c)           The Equipment used in Borrower's business is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear and casualty and condemnation excepted.  Borrower shall ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer's published and recommended specifications.  Borrower will not permit any of the Equipment to become affixed to any real property leased to Borrower so that an interest arises therein under applicable law unless the landlord of such real property has executed a Lien Waiver/Access Agreement in favor of and in form reasonably acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal property that is subject to a Lien unless the Lien is a Permitted Lien.

SECTION  6. CONDITIONS PRECEDENT

6.1 Initial Conditions Precedent.    Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless, on or before November 15, 2012, each of the following conditions has been satisfied, in the sole opinion of Lender:

(a)           Borrower and each other Person that is to be a party to any Loan Document has executed and delivered each such Loan Document, all in form and substance satisfactory to Lender.

(b)           Borrower has caused to be delivered to Lender the following documents, each in form and substance satisfactory to Lender:

(i)           A copy of the Organic Documents of Borrower and each Subsidiary;

(ii)           An incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Obligor executing any Loan Documents, signed by a Senior Officer of Borrower or such other Obligor, authorizing the execution, delivery and performance of the Loan Documents;

(iii)           A favorable legal opinion of each Obligor's outside legal counsel addressed to Lender regarding such matters as Lender and its counsel may request;

(iv)           A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Lender;

(v)           Evidence of insurance satisfactory to Lender and otherwise meeting the requirements of the Loan Documents;

(vi)           Duly executed Lien Waiver/Access Agreements as required by any of the Loan Documents;

(vii)           Borrower's financial statements for its most recently concluded Fiscal Year and its most recently concluded fiscal month and such other financial reports and information as Lender shall request; and

(viii)           All additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

(c)           Lender has received evidence, by virtue of UCC searches and other lien searches satisfactory to it that there are no existing Liens with respect to any of the Collateral other than Permitted Liens.

(d)           Lender has received a final payoff letter from any Person whose outstanding Debt is to be satisfied on the Closing Date by remittance of proceeds from the Loans hereunder, and, if applicable, a disbursement letter to direct the payment of Loan proceeds to such Person.

(e)           Lender has received, in form and content satisfactory to it, all appraisals (including appraisals of Inventory, Equipment and real estate) and field exams of any of the Collateral that Lender requires.

(f)           Lender has received assurances, satisfactory to it, that no litigation is pending or threatened against any Obligor that could reasonably be expected to have a Material Adverse Effect.

(g)           Lender has determined, based upon its review of a current Borrowing Base Certificate submitted to it, that after giving effect to the initial Loans and any other extensions of credit to be made by Lender to Borrower on the Closing Date, the payment of all Fees to Lender as required by this Agreement and the reimbursement of all expenses pursuant to the Loan Documents, Borrower will have Availability of not less than the amount shown in Item 14 of the Terms Schedule.

(h)           Borrower has satisfied such additional conditions precedent as are set forth in Item 15 of the Terms Schedule.

6.2 Ongoing Conditions Precedent.    Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless and until each of the following conditions is satisfied, in the sole opinion of Lender:

(a)           Lender has received from Borrower either a notice of borrowing or electronic mail notice of such borrowing.

(b)           No Default or Event of Default exists.

(c)           All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to Lender, are true and correct in all material respects with the same effect as though the representations and warranties have been made on and as of the date of the funding of the requested Loan or other extension of credit (except to the extent a representation or warranty specifically applies to an earlier date).

(d)           No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect.

(e)           No Overadvance exists at the time of, or would result from funding, the proposed Loan or other extension of credit.

SECTION  7. BORROWER'S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Loans or otherwise extend credit as provided in the Loan Documents, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents, and, unless otherwise expressly provided herein, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or other extension of credit:

7.1 Existence and Rights; Predecessors.    Each of Borrower and its Subsidiaries is an entity as described in the Disclosure Schedule (as such may be amended or supplemented from time to time), duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact businesses in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; has the right and power to enter into, and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted.  Except as provided in the Disclosure Schedule, neither Borrower nor any Subsidiary has changed its legal status or the jurisdiction in which it is organized within the 5-year period immediately preceding the date of this Agreement; and, during the 5 year period prior to the date of this Agreement, Borrower has not been a party to any merger, consolidation or acquisition of all or substantially all of the assets or Equity Interests of any other Person.

7.2 Authority.    The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Affiliate executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency or any provision of the Organic Documents of such Person or any Material Agreement to which such Person is a party, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than Lender's Lien) upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject, bound or affected.

7.3 Litigation.

(a)           Except as set forth in the Disclosure Schedule, as of the Closing Date there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against any Obligor before any court or administrative agency, and Borrower has no knowledge of any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving any Obligor. No Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

(b)           Except as set forth in the Disclosure Schedule (as supplemented or revised from time to time), as of the date of each request for a Loan or other extension of credit, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against any Obligor before any court or administrative agency, and Borrower has no knowledge of any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving any Obligor, in each case that, if determined adversely to such Obligor, could reasonably be expected to result in liabilities of such Obligor in excess of $50,000. No Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

7.4 Financial Condition.    All financial statements and information relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP in all material respects (subject in the case of interim financial statements to the absence of footnotes and year-end adjustments), unless otherwise stated therein, and fairly and reasonably present in all material respects Borrower's and its Subsidiaries’ financial condition. There has been no material adverse change in the financial condition of Borrower or any Subsidiary since the date of the most recent of such financial statements submitted to Lender. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Neither Borrower nor any Subsidiary has entered into any special commitments or contracts that are not reflected in such financial statements and that could reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary is, and after consummating the transactions described in the Loan Documents will be, Solvent.

7.5 Taxes.    Each of Borrower and its Subsidiaries has filed all federal, state and other material tax returns that are required to be filed, and has paid all Taxes owed by it except for Taxes being Properly Contested; and neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens and has not received any notice of deficiency or other official notice to pay any Taxes which notice has not yet been resolved.

7.6 Title to Assets.    Borrower and its Subsidiaries have good title to their assets (including those shown or included in their financial statements and Borrowing Base Certificates) and the same are not subject to any Liens other than Permitted Liens.

7.7 Material Agreements.    Neither Borrower nor any Subsidiary is a party to any agreement or instrument adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in material default under any Material Agreement.

7.8 Intellectual Property.    Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses (including those described in the Disclosure Schedule) to conduct its business as now operated, without any known material infringement, misappropriation, or violation of the rights of others.

7.9 Compliance With Laws.    Each of Borrower and its Subsidiaries has duly complied with, and its properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all applicable laws, including Environmental Laws, OSHA and the Fair Labor Standards Act.

7.10 Business and Collateral Locations.    Borrower's chief executive office, principal place of business, office where Borrower's Records are located and all other places of business of Borrower (including places of business where any tangible items of Collateral are kept or maintained) are all correctly described in the Disclosure Schedule (as supplemented or revised from time to time); and, except as otherwise described in the Disclosure Schedule or permitted under Section 5.1(a), none of the Collateral is in the possession of any Person other than Borrower.

7.11 Accounts and Other Payment Rights.    Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto.  Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account (and with respect to each Document, Instrument, Chattel Paper or other writing evidencing or relating to any such Account) in a Borrowing Base Certificate, that: (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors' rights; (b) is not subject to any reduction or discount (other than as stated in the invoice applicable thereto or otherwise disclosed to Lender), defense, setoff, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Lender in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which

Borrower has notified Lender in writing; (d) in the case of Accounts, arises from a bona fide sale of goods or delivery of services in the Ordinary Course of Business and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the applicable invoice or other document pertaining thereto.  Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all of the requirements of an Eligible Account.

7.12 Deposit Accounts.    As of the Closing Date, neither Borrower nor any of its Subsidiaries has any Deposit Accounts other than those listed in the Disclosure Schedule.

7.13 Brokers.    There has been no mortgage or loan broker in connection with this loan transaction, and Borrower agrees to indemnify and hold Lender harmless from any claim of compensation payable to any mortgage or loan broker in connection with this loan transaction.

7.14 ERISA.  Except as otherwise set forth in the Disclosure Schedule (as supplemented or revised from time to time), neither Borrower nor any of its Subsidiaries has any Plan.  No Plan established or maintained by Borrower had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation, has been or is expected by Borrower to be, incurred with respect to any such Plan by Borrower.  Borrower is not required to contribute to and is not contributing to a Multiemployer Plan.  Borrower has no withdrawal liability to any Multiemployer Plan.  No Reportable Event has occurred that has resulted or could result in liability of Borrower; and Borrower does not have any reason to believe that any other event has occurred that has resulted or could result in liability of Borrower as set forth above.

7.15 Labor Relations.    Except as described in the Disclosure Schedule, neither Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any Subsidiary's employees, or, to Borrower's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

7.16 Anti-Terrorism Laws.    Neither Borrower nor any Borrower Affiliate is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is any of the following (each a "Blocked Person"): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (5) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (6) a Person who is affiliated with a Person listed above.  Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

7.17 Not a Regulated Entity.    Neither Borrower nor any Subsidiary is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" each as defined in the Investment Company Act of 1940 (except to the extent that Sponsor constitutes an "investment company" but is exempt from the provisions of the Investment Company Act of 1940 pursuant to the terms thereof) or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable law relating to its authority to incur Debt.

7.18 No Insider Status.    Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. §375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Lender.

7.19 Capital Structure.    The Disclosure Schedule sets forth the capital structure of Borrower, as of April 30, 2012, as disclosed in Borrower’s 2012 proxy statement made pursuant to Section 14(a) of the Securities Exchange Act of 1934 and filed with the SEC.  Except as set forth in the Disclosure Schedule, since the date of the last audited financial statements of Borrower, Borrower has not made, or obligated itself to make, any Distributions other than Distributions expressly permitted hereunder.

7.20 Disclosure Schedule.    All of the representations and warranties in the Disclosure Schedule are true and correct in all material respects on the date of this Agreement and will remain true in all material respects after the date of this Agreement; provided that Borrower may update the Disclosure Schedule from time to time by delivering written notice thereof to Lender so long as any changes set forth in any such update are not otherwise violative of this Agreement.

SECTION  8. AFFIRMATIVE COVENANTS

At all times prior to Full Payment of the Obligations, Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

8.1 Notices.    Notify Lender, promptly after Borrower's obtaining knowledge thereof, of (i) any Default or Event of Default (provided, that any failure to provide notice under this subclause (i) shall be deemed cured upon the cure or waiver of the underlying Default or Event of Default); (ii) the commencement of any material action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor; (iii) the occurrence or existence of any default (or claimed default) by an Obligor under any agreement relating to Debt for Money Borrowed; or (iv) any other event or transaction that has or could reasonably be expected to have a Material Adverse Effect.

8.2 Rights and Facilities.    Maintain and preserve all rights (including all rights related to Intellectual Property material to the conduct of its business), franchises and other authority necessary for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; ordinary wear and tear and casualty and condemnation excepted; conduct its business in an orderly manner without voluntary interruption (other than temporary interruptions in the Ordinary Course of Business); and except for transactions specifically permitted under this Agreement, maintain and preserve its existence.

8.3 Insurance.    In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A- or better by Best's Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary, and (ii) business interruption insurance, in the amount carried on the Closing Date.

8.4 Visits and Inspections.    Permit representatives of Lender from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower to: visit and inspect properties of Borrower and each of its Subsidiaries; inspect, audit and make extracts from Borrower's Records and each Subsidiary's books and records; and discuss with its officers, employees and independent accountants Borrower's and each Subsidiary's business, financial conditions, business prospects and results of operations.  Borrower’s obligation to reimburse the costs to Lender of such visits and inspections shall be limited to the extent set forth in Item 9(b) of the Terms Schedule.

8.5 Taxes; Other Charges.    Pay and discharge all Taxes and other charges the non-payment of which could result in a Lien on Borrower's assets prior to the date on which such Taxes or other charges, as applicable, become delinquent or any penalties attach thereto, except and to the extent only that such Taxes or other charges, as applicable, are being Properly Contested, and, if requested by Lender, shall provide proof of payment or, in the case of withholding or other employee taxes, deposit of payments required by applicable law.  Borrower shall, and shall cause each of its Subsidiaries to, deliver to Lender copies of all Tax returns (and amendments thereto) filed by Borrower and its Subsidiaries promptly after the filing thereof.

8.6 Financial Information.

(a)           Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP in all material respects; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP in all material respects applied on a consistent basis, except as noted therein, and in the case of interim financial statements, subject to the absence of footnotes and year-end adjustments):

(i) within 120 days after the close of each Fiscal Year, unqualified audited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, on a consolidated and consolidating basis, certified without qualification (except for qualifications resulting from the Obligations being classified as short term indebtedness during the year period prior to the last day of the Term) by a firm of independent certified public accountants of recognized regional standing selected by Borrower but reasonably acceptable to Lender (it being agreed that HoganTaylor LLP is acceptable to Lender) and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding Fiscal Year;

(ii) within 30 days after the end of each month hereafter (or, in the case of any month ending on the last day of a fiscal quarter, within 45 days after the end of such month), including the last month of Borrower's Fiscal Year, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and cash flow for such month and for the portion of Borrower's Fiscal Year then elapsed, on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP in all material respects and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) no later than 30 days after the beginning of each Fiscal Year (beginning with the Fiscal Year commencing January 1, 2013), Borrower's projected balance sheet and income statement and statement of cash flows for each month of the next Fiscal Year, accompanied by a statement of assumptions and supporting schedules and information, which are commercially reasonable and in a form acceptable to Lender in its reasonable discretion; and

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made generally available to its shareholders in their capacities as such; at all times that Borrower is subject to the reporting requirements of the Exchange Act, copies of any regular, periodic and special reports or registration statements or prospectuses which Borrower files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower.

Concurrently with the delivery of the financial statements described in clause (i) of this Section, Borrower shall deliver to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements.

Concurrently with the delivery of the financial statements described in clause (ii) of this Section, Borrower shall provide to Lender (a) a fully completed Borrowing Base Certificate as of the date of such financial statements certified by a Senior Officer of

Borrower as being true and correct, which certificate shall include a reconciliation to the Borrowing Base Certificates previously delivered for the calendar month then ending, and (b) a comparison to Borrower's financial statements for the prior Fiscal Year, a comparison to Borrower's management plan, and a management discussion and analysis of the actual information included in the financial statements described in clause (ii) in comparison to the information included in Borrower's management plan and audited financial statements for the prior Fiscal Year.

Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate.

(b)           Promptly after the sending or filing thereof, Borrower shall provide to Lender copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and any of its Subsidiaries' financial condition or results of operations.

(c)           Borrower shall provide to Lender not later than 20 days after each calendar month, (i) a listing of all of Borrower's trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, (ii) a monthly detailed trade payable aging, and (iii) a monthly detailed held checks aging, each in form acceptable to Lender.

8.7 Compliance with Laws.  Comply in all material respects with all laws relating to Borrower, the conducts of its business and the ownership and use of its assets, including ERISA, Environmental Laws, OSHA, the Fair Labor Standards Act and all other laws regarding the collection, payment and deposit of federal, state and other material Taxes, and shall obtain and keep in full force and effect any and all governmental and regulatory approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any material non-compliance to Lender.

8.8 Financial Covenants.  Comply with all of the Financial Covenants set forth in Item 16 of the Terms Schedule.

8.9 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material property of Borrower and its Subsidiaries in full force and effect; promptly notify Lender of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties, fees, expense reimbursement and other amounts payable under any License when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License.

8.10 Post-Closing Matters.

(a)           Within ten (10) Business Days after the Closing Date (or such later date as Lender may expressly agree to in writing), deliver to Lender (or cause to be delivered to

Lender) a fully-executed agreement regarding licensed products among Borrower, Lender and Weyerhaeuser Company, in form and substance satisfactory to Lender.

(b)           Within five (5) Business Days after the Closing Date (or such later date as Lender may expressly agree to in writing), deliver to Lender (or cause to be delivered to Lender) a fully-executed agreement and duly recorded release of security interest, in form and substance satisfactory to Lender, with respect to that certain Patent and Trademark Security Agreement recorded in the records of the United States Patent and Trademark Office at Reel No. 002994 and Frame No. 0431 and at Reel No. 014634 and Frame No. 0228.

(c)           Within ten (10) Business Days after the Closing Date (or such later date as Lender may expressly agree to in writing), deliver to Lender (or cause to be delivered to Lender) a landlord's waiver and consent, in form and substance satisfactory to Lender, with respect to Borrower's premises commonly known as 315 Lincoln Street, Lowell, Arkansas.

SECTION  9. NEGATIVE COVENANTS

At all times prior to Full Payment of the Obligations, Borrower shall not and shall not permit any Subsidiary to:

9.1 Fundamental Changes.  Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of any Subsidiary with and into Borrower; change its name or conduct business under any fictitious name except for any fictitious name shown in the Disclosure Schedule; change its federal employer identification number, organizational identification number or state of organization; relocate its chief executive office or principal place of business without having first provided 30 days prior written notice to Lender; or change any of the provisions in any of its Organic Documents, except for changes that do not affect in any way Borrower's authority to enter into and perform the Loan Documents to which it is a party, the perfection of Lender's Liens in any of the Collateral, or Borrower's authority or obligation to perform and pay the Obligations; or amend, modify or otherwise change any of the terms of any Material Agreement in a manner which is or could reasonably be expected to be materially adverse to Lender.

9.2 Conduct of Business.  Sell, lease or otherwise dispose of any of its assets (including any Collateral) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations; engage in any business other than the business engaged in by it on the Closing Date and any business or activities that are substantially similar, related or incidental thereto; create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens; make any loans, advances or other transfers of assets to any other Person, except transfers in the Ordinary Course of Business by one Subsidiary that is an Obligor to Borrower or to another Subsidiary that is an Obligor and transfers permitted by Section 9.8; or create, incur, assume or suffer to exist any Debt except (i) the Obligations, (ii) Subordinated Debt existing on the Closing Date or incurred after the Closing Date on terms acceptable to Lender, (iii) accounts payable to trade creditors that are not aged more than 60 days from the due date to the extent incurred in the Ordinary Course of Business (unless the same are being

Properly Contested), (iv) purchase money obligations and capitalized lease obligations secured by Liens that are Permitted Liens, (v) Debt for accrued payroll, Taxes and other operating expenses incurred in the Ordinary Course of Business so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested, (vi) endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business, (vii) intercompany Debt owed to Borrower by its Subsidiaries, (viii) Debt under hedging agreements for bona fide hedging purposes and not for speculation (ix) Debt described on the Disclosure Schedule and any modification, extension, renewal or refinancing thereof so long as the principal amount thereof is not increased, (x) Debt in connection with the financing of insurance premiums, (xi) Debt consisting of promissory notes issued by Borrower to current or former officers, directors and employees (or their respective spouses, former spouses, successors, executors, administrators or heirs) to finance the repurchase or redemption of Equity Interests of such Person (or any direct or indirect parent thereof) permitted by Section 9.3, (xii) Debt relating to the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the Ordinary Course of Business, (xiii) Debt relating to judgments which do not otherwise constitute an Event of Default under this Agreement, (xiv) the Permitted HIG Debt, (xv) Debt for accruals of contingent obligations that do not otherwise result in an Event of Default, and (xvi) other unsecured Debt in an aggregate amount not in excess of $50,000 at any time outstanding.

9.3 Distributions.  (a) Declare or make any Distribution; provided, that, so long as each of the Distribution Conditions is satisfied, the Obligors may make Distributions to repurchase, retire, redeem or otherwise acquire shares of the Equity Interests of Borrower held by officers, directors and employees (or their respective spouses, former spouses, successors, executors, administrators or heirs), in an amount not to exceed $125,000 per fiscal year less amounts paid on account of Debt previously issued to make such repurchases); or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents or under applicable law.

9.4 Subordinated Debt.  Amend or modify any provision of any instrument or agreement evidencing or securing any Subordinated Debt; or pay any principal of or interest on any Subordinated Debt (including, without limitation, payments on the Permitted HIG Debt), in each case other than in accordance with the applicable subordination agreement.

9.5 ERISA.  Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any Plan under circumstances that could result in liability to the Pension Benefit Guaranty Corporation or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA that covers Borrower's employees.

9.6 Certain Tax and Accounting Matters.  File or consent to the filing of any consolidated income tax return with any Person other than Borrower or a Subsidiary; make any significant change in financial accounting treatment or reporting practices, except as may be required by GAAP; or establish a fiscal year for financial reporting purposes different from the Fiscal Year.

9.7 Subsidiaries.  Form or acquire any Subsidiary.

9.8 Restricted Investments.  Make or have any Restricted Investments.  As used herein, the term "Restricted Investment" shall mean any acquisition of property by Borrower or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by Borrower or any Subsidiary of any other property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures and do not violate any financial covenant contained in this Agreement; (ii) Goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) current assets arising from the sale or lease of Goods or the rendition of services in the Ordinary Course of Business by Borrower or any Subsidiary; (iv) investments by Borrower to the extent existing on the Closing Date and fully disclosed in the Disclosure Schedule; (v) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition, and domestic certificates of deposit and time deposit having maturities of not more than 12 months from the date of acquisition, to the extent they are not subject to rights of offset in favor of any Person other than Lender; (vi) bank deposits in the Ordinary Course of Business; (vii) investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors; (viii) investments listed in the Disclosure Schedules and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (viii) is not increased at any time above the amount of such Investments existing on the date hereof; (ix) investments in the form of promissory notes to the order of an Obligor, acquired as consideration for dispositions permitted under this Agreement, each of which shall be delivered to, and endorsed in favor of, the Lender to be held by the Lender pursuant to the Loan Documents; (x) loans or advances made to employees in an aggregate amount not to exceed $25,000 at any time in the aggregate for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, and (xi) an investment in the form of a purchase of the Razorback Location, in an amount not to exceed $300,000.

9.9 Deposit Accounts.  Open or maintain any Deposit Accounts except for (a) Deposit Accounts listed in the Disclosure Schedule (as supplemented or revised from time to time), and (b) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables and other occasional needs of Borrower; provided that the aggregate balance of all Deposit Accounts (other than Deposit Accounts maintained with Lender) which are not subject to a Deposit Account Control Agreement on terms satisfactory to Lender may not at any time exceed $20,000.

9.10 Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate of an Obligor, except (a) transactions contemplated by the Loan Documents, (b) payment of reasonable compensation to officers and employees for services actually rendered, (c) payment of customary directors' fees and indemnities, (d) transactions with Borrower Affiliates that were consummated prior to the Closing Date and fully disclosed in the Disclosure Schedule, and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm's length transaction with a non-Borrower Affiliate, (f) the payment by Borrower to Sponsor of management fees permitted by the Management Acknowledgment Agreement, and (g)

transactions expressly otherwise permitted under this Agreement pursuant to provisions that expressly apply to transactions between such Obligor and one or more of its Affiliates.

9.11 Hedging Agreements.  Enter into any hedging agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

SECTION  10. EVENTS OF DEFAULTS; REMEDIES

10.1 Events of Default.  The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default:

(a)           Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any Obligor fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement in Sections 2.1(c), 2.6(a), 2.7, 4.4, 4.5, 8.4 or 9; any Obligor fails or neglects to perform, keep or observe any term, provision, covenant or agreement in Section 2.6(a), and such failure or neglect is not cured within two (2) Business Days after such failure or neglect; any Obligor fails or neglects to perform, keep or observe any term, provision, covenant or agreement in Section 8.6(a), and such failure or neglect is not cured within five (5) Business Days after any Senior Officer obtains knowledge of such failure or neglect; any Obligor fails or neglects to perform, keep or observe any other term, provision, covenant or agreement in this Agreement, in any of the other Loan Documents, provided that Borrower shall have the right to cure any such failure or neglect within thirty (30) days after any Senior Officer obtains knowledge of such failure or neglect if such failure or neglect does not consist of Borrower's breach of or default under Sections 2.1(c), 2.6(a), 2.7, 4.4, 4.5, 8.4, 8.6(a) or 9;

(c)           Any representation, statement, report, or certificate made or delivered by or on behalf of Borrower or any Obligor to Lender, including any Borrowing Base Certificate, any aged trial balance of all Accounts, or any accounts payable aging, is not true and correct, in any material respect, when made or furnished;

(d)           There is a material impairment of the value or priority of any of Lender's Liens upon the Collateral;

(e)           An Insolvency Proceeding is commenced by an Obligor or is commenced against an Obligor and is not dismissed within 30 days thereafter;

(f)           Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or Borrower voluntarily ceases to continue to conduct all or any material part of its business, in each case for a period in excess of 30 days;

(g)           One or more judgments or orders for the payment of money shall be entered against any Obligor for an amount in excess of $200,000 (excluding any amounts covered by insurance) in aggregate for all such judgments outstanding at any time and (i) there shall have been commenced by any creditor an enforcement proceeding upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment shall have not been satisfied, withdrawn or settled, or (iii) such judgment or order results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien;

(h)           There shall occur any default (beyond any applicable cure period) or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its properties is bound, creating or relating to any other Debt (other than the Obligations) in excess of $200,000, if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or if demand for payment of such Debt may be made;

(i)           [Reserved];

(j)           Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate or dispute such Guarantor's liability thereunder, shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Lender's written request therefor, such Guarantor's ongoing liability under the Guaranty in accordance with the terms thereof;

(k)           Except as would not reasonably be expected to result in a Material Adverse Effect, a Reportable Event shall occur, or any Plan shall be terminated or any such trustee shall be appointed to any Plan, or Borrower or any other Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, or such other Obligor's complete or partial withdrawal from such Multiemployer Plan;

(l)           [Reserved];

(m)           Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof;

(n)           A Change of Control shall occur; or

(o)           There shall occur any event set forth in Item 17 of the Terms Schedule.

10.2 Remedies.  Upon and after the occurrence of an Event of Default and during the continuance thereof, Lender may, at its election, without notice of its election and without demand upon any Obligor, do any one or more of the following:

(a)           Declare all Obligations, whether arising pursuant to this Agreement or otherwise, to be due, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives to the extent permitted by applicable law) due and payable and Borrower shall pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable, outside attorneys' fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b)           Cease advancing money or otherwise extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c)           Terminate the Commitments, but without affecting Lender's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Lender;

(d)           Notify Account Debtors of Borrower that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Account;

(e)           Take immediate possession of any of the Collateral, wherever located; require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties; and enter any premises where any of the Collateral should be located and keep and store the Collateral on said premises until sold (and if said premises are the property of Borrower, then Borrower agrees not to charge Lender for storage thereof);

(f)           Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as Lender in its discretion may deem advisable; and Borrower agrees to any requirement of notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice;

(g)           Petition for and obtain the appointment of a receiver to take possession of any or all of the Collateral and to operate Borrower's business and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver, Borrower hereby waiving any requirement under applicable law that Lender post a bond in connection with the appointment of any such receiver;

(h)           Set off any Deposit Account maintained by Borrower over which Lender has control and apply the balances therein to the payment of the Obligations then due and owing; and

(i)           Exercise all other rights and remedies available to Lender under any of the Loan Documents or applicable law.

Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of Borrower's Intellectual Property and all of Borrower's computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Lender's benefit, in each case, solely to the extent needed to allow the Lender to exercise its rights during the continuance of an Event of Default.  The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to any Lender Expenses and then to the remainder of the Obligations in such order of application as Lender may elect in its discretion, with Borrower and each of the Obligors remaining liable for any deficiency.

10.3 Cumulative Rights; No Waiver.  All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrower in this Agreement or any of the other Loan Documents shall be deemed cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion.  No waiver or course of dealing shall be established by the failure or delay of Lender to require strict performance by Borrower with any term of the Loan Documents, or to exercise any rights or remedies with respect to the Collateral or otherwise.

SECTION  11. GENERAL PROVISIONS

11.1 Notices and Communications.

(a)           Except as otherwise provided in Section 2.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party in Item 18 of the Terms Schedule or at such other address or facsimile number as such party may hereafter specify for the purpose of notice to Lender and Borrower in accordance with the provisions of this Section.

(b)           Except as otherwise provided in this Section, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery or reputable overnight courier, when duly delivered with receipt acknowledged in writing by the noticed party.  In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents.  Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 2.1, 3.2 or 8.1 shall be effective until it is actually received by the individual to whose attention at Lender such notice is required to be sent.  Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(c)           Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 8.6, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

11.2 Performance of Borrower's Obligations; Sharing of Information; Publicity.

(a)            If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Lender may, in its discretion at any time or from time to time, for Borrower's account and at Borrower's expense, pay any amount or do any act required of Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by Lender to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure, maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Lender's Liens in any of the Collateral, including the payment of any judgment against Borrower, any insurance premium, any Bank Product Obligations, any warehouse charge, any finishing or processing charge, any landlord claim, or any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien).  All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Lender's Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrower on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Lender's right to proceed thereafter as provided herein or in any of the other Loan Documents.

(b)           Borrower hereby authorizes Lender to use the names "Advanced Environmental Recycling Technologies, Inc." and "AERT, Inc.," together with variants of such names and related logotypes and the amount of the transaction in advertising that promotes Lender and the business transaction between Borrower and Lender.  Lender will submit to the Borrower any type of written or pictorial advertisement for Borrower approval before Lender releases to the general public.  Neither Lender nor any of its Subsidiaries, Affiliates, officers, employees and advertising agents shall have any liability to Borrower arising out of or related to the reasonable exercise of the rights hereby granted to Lender.

11.3 Effectiveness, Successors and Assigns.  This Agreement shall be binding and deemed effective when executed by Borrower and accepted by Lender in the State of Georgia, and when so accepted, shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto; provided that Borrower may not assign this Agreement or any rights hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations to Lender. Lender may assign this Agreement and its rights and duties hereunder; provided, that (unless an Event of Default exists and is continuing or unless such assignment occurs as part of a sale or assignment of all or substantially all of Lender's portfolio of loans to another financial institution), Lender has obtained the written consent of Borrower, which consent shall not be unreasonably withheld.  Lender, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain at one of its offices in the United States of America a register (the "Register") for the recordation of the names and addresses of Lender and principal amount of the Obligations owing to Lender pursuant to the terms hereof. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender may treat each Person whose name is recorded therein pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The requirement for a Register set forth in this Section 11.3 shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h), 881(c)(2) and 4701 of the Internal Revenue Code, including Treasury Regulation 1.871-14(c) promulgated thereunder, and shall be interpreted consistently therewith.  Any failure of Lender to make entries in the Register, or any error in doing so, shall not limit or otherwise affect the obligations of Borrower to pay any amount owing hereunder to the Lender or its registered assigns.

11.4 General Indemnity.  Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from and against any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Lender's Liens upon the Collateral, or the performance by Lender of Lender's duties or the exercise of any of Lender's rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from Borrower's failure to observe, perform or discharge any of Borrower's covenants or duties hereunder.  Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under (a) any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to Hazardous Materials, or (b) any applicable law relating to Taxes.  The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct.

11.5 Section Headings; Interpretation.  Section headings and section numbers have been set forth herein for convenience only.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

11.6 Indulgences Not Waivers.  Lender's failure at any time or times to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Lender thereafter to demand strict compliance and to performance with such provision.

11.7 Severability; Survival.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  Notwithstanding anything to the contrary contained in any of the Loan Documents, the indemnification and other obligations of Obligors and rights and remedies of Lender (including rights under Sections 2.2(c) and 11.4) shall survive termination of the Commitments and the Full Payment of the Obligations.

11.8 Modification; Entire Agreement.  This Agreement cannot be changed or terminated orally.  This Agreement and the other Loan Documents represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and inducements regarding the same subject matter.

11.9 Counterparts; Facsimile Signatures.  This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties thereto.

11.10 Governing Law.  This Agreement shall be deemed to have been made in the State of Georgia, and shall be governed by and construed in accordance with the internal laws (without regard to conflict of law provisions) of the State of Georgia.

11.11 Consent to Forum.  Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or the Northern District of Alabama or any state or superior court sitting in Cobb County, Georgia or Jefferson County, Alabama, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.  Any judicial proceeding commenced by Borrower against Lender or any holder of any of the Obligations, or any Affiliate of Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Northern District of Georgia or the Northern District of Alabama or any state or superior court sitting in Cobb County, Georgia or Jefferson County, Alabama.  Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

11.12 Waiver of Certain Rights.  To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) except as specifically otherwise provided in the Loan Documents, notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Lender to exercise any of Lender's self-help or judicial remedies to obtain possession of any of the Collateral; (iv) the benefit of all valuation, appraisement and exemption law; (v) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Loans; (vi) notice of acceptance of this Agreement by Lender; and (vii) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement (and Borrower agrees that Lender may contact directly any such accounting firm and/or service bureau in order to obtain any such information).

11.13  USA PATRIOT Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.

11.14  Credit Inquiries. Borrower hereby authorizes and permits Lender, at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

11.15  Additional Provisions.  Time is of the essence of this Agreement and the other Loan Documents.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any governmental authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

11.16  Confidentiality.  Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Obligor and identified as confidential to Lender by such Obligor in writing, except that Lender may in any event disclose such information: (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as compelled by any court decree, subpoena or legal or administrative order or process (provided, that in each case, to the extent permitted by applicable law, Lender will use its commercially reasonable efforts to give Borrower notice thereof); (c) as, on the advice of Lender's counsel, is required by law;  (d) to any nationally recognized rating agency that requires access to information about Lender's investment portfolio in connection with ratings issued with respect to Lender; or (g) that ceases to be confidential through no fault of Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, to be effective on the date first set forth above.

BORROWER:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: /J. R. Brian Hanna/
J.R. Brian Hanna, Chief Financial Officer

[SEAL]

[Signatures continue on the following page.]

Loan and Security Agreement (AERT)

Accepted in Atlanta, Georgia:

LENDER:

ALOSTAR BANK OF COMMERCE

By: /Susan Hall/
Susan Hall, Managing Director

Loan and Security Agreement (AERT)

DISCLOSURE SCHEDULES

(See attached.)

Disclosure Schedule

TERMS SCHEDULE

This TERMS SCHEDULE ("Terms Schedule") is made a part of and incorporated into that certain Loan and Security Agreement between ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (together with successors and assigns, "Lender"), and ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Borrower") dated November 15, 2012 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement").

1.           Accounts Percentage: 85%

2.           Authorized Officers:

In addition to the Senior Officers, each of the following persons (if none, so state):

Controller

3.           Additional Specified Availability Reserves (if none, so state):

A reserve in an amount from time to time determined by Lender in its reasonable credit judgment based upon amounts due from Borrower in connection with a class action settlement agreement related to Borrower's "ChoiceDek" product provided that, unless the amounts due from Borrower in connection with such class action settlement agreement increase after the Closing Date, such reserve shall be $1,000,000 minus the amount by which Borrower's book reserve for such class action settlement agreement related to Borrower's "ChoiceDek" product is less than $1,000,000.

4.           Early Termination/Prepayment Fee; Applicable Termination/Prepayment Percentage:

Upon the effective date of termination of the Commitments (whether such termination is effected by Borrower or Lender or automatically as the result of the commencement of an Insolvency Proceeding by or against Borrower), Borrower shall be obligated to pay, in addition to all of the other Obligations then outstanding, an amount equal to the product obtained by multiplying the Maximum Credit Amount by the applicable percentage set forth below (the "Applicable Termination/Prepayment Percentage"):

(a)	3.00% if the effective date of termination occurs during the first 365-day period after the Closing Date;

(b)	2.00% if the effective date of termination occurs during the second 365-day period after the Closing Date; or

(c)	1.00% if the effective date of termination occurs after the second 365-day period following the Closing Date but prior to the last day of the Term.

5.           Guarantors:

None.

Terms Schedule

6.           Inventory Formula Amount:  Inventory Advance Rate: the lesser of (i) 60% of the Value of Eligible Inventory, and (ii) 85% of the NOLV of Eligible Inventory.

7.           Maximum Credit Amount/Maximum Revolver Facility Amount:

(a)	Maximum Credit Amount: at any date of determination, an amount equal to (i) the Maximum Revolver Facility Amount, plus (ii) the outstanding principal amount of the Term Loan.

(b)           Maximum Revolver Facility Amount: $8,000,000.00

8.           Interest Rates (§2.3):

(a)
The Applicable Variable Rate shall be the Daily LIBOR Rate in effect from time to time, or in Lender's discretion at any time that Lender determines that (i) it is not reasonably possible to determine the Daily LIBOR Rate, (ii) the Daily LIBOR Rate is no longer available, (iii) it is no longer lawful for Lender to make Loans at any rate based on the Daily LIBOR Rate, or (iv) a Default or Event of Default exists, the Base Rate in effect from time to time.

As used in the Loan Agreement and in this Terms Schedule, the following terms shall have the following means ascribed to them.

"Base Rate" means, on any day, the U.S. prime rate as shown in The Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day.  If The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Prime Rate shall be as published from time to time in any other publication or reference source designated by Lender in its discretion. The prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

"Daily LIBOR Rate" means, on any day, the greater of (a) 1.0% and (b) the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day.  If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the Daily LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Lender in its discretion.  The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

(b)	Interest margin for Revolver Loans based on the Daily LIBOR Rate: 4.00%.

Interest margin for Revolver Loans based on the Base Rate: 2.0%.

(c)           Default Margin:  2.00%.

(d)           Applicable Variable Rate Disclosure: 1.00%.

(e)           Interest Rate Disclosure (Governing Rate): 5.00%

9.           Fees and Expenses (§2.4):

(a)
Fees: Borrower shall pay to Lender the following fees:  (i) a closing and origination fee in the amount of $150,000 to be paid concurrently with the funding of the initial Revolver Loan; (ii) an unused line fee in the amount of 0.50% per annum of the amount by which the average loan balance for any month (or portion thereof that the Agreement is in effect) is less than the Maximum Revolver Facility Amount, such fee to be paid on the first day of the following month, but if the Commitments are terminated on a day other than the first day of the month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination; (iii) a non-refundable monthly maintenance fee in the amount of $2,000 per month, on the first day of each month, in arrears, beginning December 1, 2012; (iv) the Early Termination Fee, to the extent required to be paid pursuant to Item 4 of this Terms Schedule; and (v) a standard wire fee for each outgoing wire made by Lender at the request of Borrower (which fee is $25 per outgoing wire as of the Closing Date).

(b)
Expenses:  Borrower shall reimburse Lender for all reasonable, out-of-pocket costs and expenses incurred by Lender (including standard fees charged by Lender's internal field examiners) in connection with (i) examinations and reviews of Borrower's Records and such other matters pertaining to the Borrower or any Collateral as Lender shall deem appropriate and shall pay to Lender the then standard amount charged by Lender per person per day ($900 per person per day as of the Closing Date) for each day that an employee or agent of Lender shall be engaged in an examination or review of any of Borrower's Records, plus reasonable expenses; provided, however, that Borrower shall not be required to reimburse Lender for the costs and expenses of more than four (4) field examinations in any 12-month period, unless an Event of Default exists; (ii) appraisals of any Inventory, Equipment or real estate forming a part of the Collateral; provided, however, that Borrower shall not be required to reimburse Lender for the costs and expenses of more than one (1) Inventory or Equipment appraisal (as applicable) in any 12-month period, or any real estate appraisal, in each case unless an Event of Default exists; (iii) legal fees of outside counsel and expenses incurred by Lender in connection with the preparation and negotiation of the Loan Documents; (iv) the establishment of electronic collateral reporting systems performed by employees or agents of Lender; and (v) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third parties to perform financial audits of Borrower, establish electronic collateral reporting of Borrower, appraise the Collateral or to assess Borrower's business valuation.

10.           Borrowing Base Reporting Period (§2.6):

Each week, or more or less frequently as Lender shall request in its reasonable credit judgment.

11.           Collection Days (§2.7):

2 Business Days.

12.           Term (§3.1):

November 15, 2015.

13.           Inventory Returns; Equipment Dispositions (§§5.3(b); 5.4(b)):

(a)           Inventory Returns: $50,000

(b)           Equipment Dispositions: $200,000

14.           Opening Availability (§6.1(g)):

$2,000,000

15.           Other Conditions Precedent (§6.1(h)) (if none, so state):

(a)
Lender shall have received from H.I.G. AERT, LLC a duly executed subordination agreement, pursuant to which all Debt of Borrower to such Persons is subordinated to the Obligations on terms and conditions agreements satisfactory to Lender in its discretion.

(b)
Lender shall have received a Deposit Account Control Agreement for each of the following Deposit Accounts of Borrower: the Deposit Accounts (other than Excluded Accounts) maintained by Borrower with Liberty Bank that are listed on the Disclosure Schedule.

(c)	Lender shall have entered into a Lockbox Agreement in respect of a lockbox related to the Collections Account.

(d)	Lender shall have received final credit approval for the transactions described in this Agreement.

(e)
Lender shall have completed its business, financial, legal and collateral due diligence of Borrower, including customary background checks, Borrower's business plan, environmental reports (including Phase I environmental site assessments and Phase II environmental site assessments, if a Phase II environmental site assessment is requested by Lender pursuant to a recommendation for such in a Phase II environmental site assessment), current, as-built surveys of Borrower's owned real estate (containing metes-and-bounds property descriptions and flood plain certifications, certified by a licensed surveyor acceptable to Lender, and prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association and National Society of Professional Surveyors), and a collateral audit and review of Borrower's Records, in each case with results satisfactory to Lender.

(f)	Lender shall have received, reviewed and be satisfied with all of Borrower's Material Agreements.

(g)
Lender shall have received title insurance (with coverage amounts and terms satisfactory to Lender, and from an insurer satisfactory to Lender) with respect to all Collateral consisting of real estate.

16.           Financial Covenants (§8.8):

Borrower covenants that, from the Closing Date until the Commitment Termination Date and Full Payment of the Obligations, Borrower and each Subsidiary shall comply with the following additional covenants:

(a)
Fixed Charge Coverage Ratio.  At the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending December 31, 2012, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the period of 4 fiscal quarters then ending.

(b)
Minimum Monthly EBITDA.  Borrower shall achieve, on a rolling 12-month basis, EBITDA of not less than (i) $5,250,000 as of December 31, 2012 and as of the end of each month thereafter through and including August 31, 2013, (ii) $5,500,000 as of September 30, 2013 and as of the end of each month thereafter through and including May 31, 2014, and (iii) $6,000,000 as of June 30, 2014 and as of the end of each month thereafter.

(c)
Capital Expenditures.  Borrower shall not make (i) Capital Expenditures during the period commencing with the Closing Date and ending on December 31, 2012 in an amount exceeding $500,000 in the aggregate, (ii) Capital Expenditures during its 2013 Fiscal Year in an amount exceeding $2,000,000 in the aggregate or (iii) Capital Expenditures during any Fiscal Year after 2013 in an aggregate amount exceeding the sum of (A) $2,000,000 plus (B) 50% of unused Capital Expenditures during the preceding Fiscal Year.  In all events, any carry-forward of unused Capital Expenditures in a Fiscal Year shall be available to Borrower only during the Fiscal Year immediately following such Fiscal Year.

(d)	[Intentionally omitted.]

(e)
Cure Right.  Notwithstanding anything to the contrary set forth herein, if Borrower is not in compliance with the financial covenants set forth above in clauses (a) and (b) of this Item 16 of the Terms Schedule, then Sponsor will have a fifteen (15) day period commencing on the date of delivery of Borrower's financial statements and Compliance Certificate showing such non-compliance ( the "Covenant Cure Period") to raise equity in a manner permitted by this Agreement to the extent necessary to cause such financial covenants to meet or exceed the level required hereunder by the last Business Day of such Covenant Cure Period (the "Cure Right"), and upon the receipt by Borrower of such cash (the "Cure Amount") pursuant to the exercise of such Cure Right, such financial covenants shall be recalculated giving effect to a pro forma adjustment to EBITDA, which shall be increased for the last fiscal quarter of the applicable measurement period for the purpose of measuring such financial covenants, but for no other purpose under this Agreement, by an amount equal to the Cure Amount.  If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of clauses (a) and (b) of this Item 16 of the Terms Schedule, then Borrower shall be deemed to have satisfied the requirements set forth therein as of the relevant date of determination with the same effect as though there had been (or would have been) no failure to comply therewith at such date, and the applicable breach or default of any such financial covenant that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement.  The Cure Amount shall be applied to such fiscal quarter in each subsequent measurement period that includes such fiscal quarter.  Borrower shall not be permitted to exercise the Cure Right more than two (2) times in any period of four (4) consecutive fiscal quarters or more than three (3) times during the term of this Agreement and the maximum aggregate amount of all Cure Amounts shall not exceed $1,000,000.

As used in this Item 16 of the Terms Schedule, the following terms shall have the following meanings ascribed to them.

"Capital Expenditures" means all liabilities incurred or expenditures made by Borrower or any of its Subsidiaries for the acquisition of any property, plant or equipment, or any improvements, substitutions or additions thereto with a useful life of more than one year that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower and its Subsidiaries.

"EBITDA" means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, Net Income, plus (i) interest expense paid, (ii) income tax expense paid, (iii) depreciation and amortization expense, (iv) board of director fees, expense reimbursements and indemnification payments, (v) the fees, indemnities and expense reimbursements paid pursuant to the Management Agreement, (vi) restructuring charges (including any severance or other related one-time costs associated with a restructuring), (vii) all non-cash charges, (viii) expenses and charges related to product refreshes and (ix) proceeds received by Borrower under any business interruption insurance policy.

"Fixed Charge Coverage Ratio" means, for any period, the quotient obtained by dividing (a) the difference between (i) Borrower's EBITDA for such period, minus (ii) the sum of (A) all of Borrower's Unfinanced Capital Expenditures made in such period, and (B) cash income Taxes paid by Borrower in such period (excluding any Taxes paid in respect of extraordinary or non-recurring gains), minus (iii) fees, indemnities and expense reimbursements paid pursuant to the Management Agreement, divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Money Borrowed (taking into account any reduction thereto after the application of prepayments) plus (ii) cash interest payments paid by Borrower in such period; provided, that if any Debt which is subordinated to the Obligations is currently being blocked by Lender at the time of such calculation, then all payments within such four quarter period shall be ignored.

"Net Income" means consolidated net income (or loss) of Borrower and its Subsidiaries, excluding (i) extraordinary gains or extraordinary losses or charges and, (ii) any gains or losses from asset sales outside of the ordinary course of business, (iii) any gains or losses from discontinued operations, and (iv) any non-cash effect of accounting changes.

"Unfinanced Capital Expenditures" means, for any fiscal period, Capital Expenditures (other than (a) expenditures made in connection with the acquisition, replacement, substitution, restoration or reinvestment of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with proceeds of dispositions, insurance proceeds or condemnation awards that are reinvested in accordance with this Agreement, (b) expenditures made during such period to the extent such expenditures are reimbursed by Persons other the Borrower and Borrower Affiliates and the Sponsor and its Affiliates in a manner not otherwise prohibited by the terms of this Agreement within 90 days of making such expenditure and (d) expenditures made during such period to the extent made with the proceeds of an Excluded Issuance and are otherwise permitted under this Agreement) made in cash by Borrower and its  Subsidiaries that are not funded by Debt for Money Borrowed (other than Revolver Loans) or capital lease obligations, in each case incurred by Borrower and its Subsidiaries during such period.

17.           Other Events of Default (§10.1) (if none, so state):

The Obligors, as a whole, shall cease to be Solvent.

18.           Notices (§11.1):

If to Borrower:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
Springdale, AK  72763
Attention:  Chief Executive Officer
Facsimile: (479) 756-7410

with a courtesy copy to (which shall not be deemed notice):

H.I.G. Capital, LLC
855 Boylston Street
11th Floor
Boston, MA  02116
Attention:  Michael Phillips
Facsimile: (617) 262-1506

Paul Hastings LLP
191 North Wacker Drive
Thirtieth Floor
Chicago, IL  60605
Attention:  Louis R. Hernandez, III
Facsimile: (312) 499-6100

If to Lender:

AloStar Bank of Commerce
3630 Peachtree Road, N.E., Suite 1050
Atlanta, GA 30326
Attn: AERT Loan Administration
Facsimile: 404-365-7112

with courtesy copies to (which shall not be deemed notice):

Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, N.E.
Atlanta, Georgia 30303
Attention:  Douglas A. Nail, Esq.
Facsimile:  (404) 522-8409

[Remainder of page intentionally left blank]

The undersigned have executed this Terms Schedule under seal on and as of the date of the Loan Agreement.

BORROWER:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: /J. R. Brian Hanna/
J.R. Brian Hanna, Chief Financial Officer

                                      [SEAL]

[Signatures continue on the following page.]

Terms Schedule (AERT)

Accepted in Atlanta, Georgia:

LENDER:

ALOSTAR BANK OF COMMERCE

By: /Susan Hall/
Susan Hall, Managing Director

Terms Schedule (AERT)

EXHIBIT A

FORM OF REVOLVER NOTE

U.S. $8,000,000.00	November 15, 2012

 Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (herein, together with any subsequent permitted and registered holder hereof, called "Lender"), the principal sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans made pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.2(a)(i) of the Loan Agreement (as defined below), in strict accordance with the terms thereof.  Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times and computed in such manner as are specified in Sections 2.2(a)(ii) and 2.3 of the Loan Agreement and in strict accordance with the terms thereof.

This Revolver Note (this "Note") is issued pursuant to, and is the "Revolver Note" referred to in, the Loan and Security Agreement dated November 15, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), between Borrower and Lender, and Lender is and shall be entitled to all benefits thereof and of all other Loan Documents executed and delivered in connection therewith.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms under the Loan Agreement.

The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date. All payments of principal and interest shall be made in Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.3 of the Loan Agreement.  If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition to the principal balance of and accrued interest on this Note, all costs of collection, including, without limitation, reasonable attorneys' fees and court costs, to the extent required under the Loan Agreement.

All principal amounts of Revolver Loans made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed evidenced by this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Loan Agreement.

Revolver Note

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of Revolver Loans or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of Revolver Loans exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest.  It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy.  Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower.  Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.  This Note is intended to take effect as an instrument under seal under Georgia law.

To the fullest extent permitted by applicable law, Borrower and, by its acceptance hereof, Lender, each hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon this Note or any of the matters contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal and delivered by its duly authorized officer on the date first above written.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
("Borrower")

By: ___________________________________
J.R. Brian Hanna, Chief Financial Officer

[SEAL]

Revolver Note

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

__________________, 20__

AloStar Bank of Commerce
3630 Peachtree Road, N.E., Suite 1050
Atlanta, Georgia 30326
Attn:  Susan Hall

The undersigned, the of Advanced Environmental Recycling Technologies, Inc. ("Borrower"), gives this certificate to AloStar Bank of Commerce, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama ("Lender"), in accordance with the requirements of Section 8.6(a) of that certain Loan and Security Agreement dated November 15, 2012, between Borrower and Lender (as at any time amended, the "Loan Agreement").  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Attached hereto are copies of the balance sheets and statements of income, shareholders' equity and cash flow of Borrower and its consolidated Subsidiaries for the [Fiscal Year] [month] ending [____________, 20__], which have been prepared in accordance with GAAP in all material respects and fairly present in all material respects the financial position and results of operations of Borrower for such [Fiscal Year] [month] subject only to changes due to audit and year-end adjustments and except that such statements do not contain notes.

2.           I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the 12-month period ending [__________, 20__], that the Fixed Charge Coverage Ratio for the relevant measurement period is ____ to 1.0, which [is] [is not] in compliance with requirements of Item 16(a) of the Terms Schedule to the Loan Agreement.1

3.           I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the 12-month period ending  [__________, 20__], that EBITDA of Borrower and its consolidated Subsidiaries for the relevant measurement period is $____________ which [is][is not] in compliance with the requirements of Item 16(b) of the Terms Schedule to the Loan Agreement.2

4.           I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the current Fiscal Year, that Capital Expenditures of Borrower and its consolidated Subsidiaries for the current Fiscal Year were $____________ which [is][is not] in compliance with the requirements of Item 16(c) of the Terms Schedule to the Loan Agreement.3

________________
1 To be included at the end of a fiscal quarter.
2 To be included at the end of a fiscal quarter.
3 To be included at the end of a fiscal quarter.

4.           No Default or Event of Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state];

5.           During the month ending [____________, 20__], Borrower acquired rights to the following Intellectual Property and/or became entitled to the benefit of the following Intellectual Property: __________________ ________________________________________________ [if none, so state];

6.           During the month ending [____________, 20__], Borrower became aware of the following material infringements to Borrower's Intellectual Property: __________________ ________________________________________________ [if none, so state]; and

7.           Attached hereto is a schedule showing the calculations that support Borrower's [compliance] [non-compliance] with the financial covenants, as shown above.

Very truly yours,

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit A

to

Compliance Certificate

TERM LOAN RIDER

THIS TERM LOAN RIDER ("Rider") dated November 15, 2012, is made a part of and incorporated into that certain Loan and Security Agreement between ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (together with successors and assigns, "Lender"), and ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), dated November 15, 2012 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement").

1. Definitions.  Capitalized terms contained in this Rider, unless otherwise defined herein, shall have the meanings attributable to such terms under the Loan Agreement.

2. Term Loan.  Subject to the terms and conditions of the Loan Agreement and this Rider, Lender agrees to make a term loan to Borrower in the principal amount of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) (the "Term Loan"), which shall be evidenced by a promissory note to be executed and delivered by Borrower to Lender in the form of Exhibit A attached hereto (as at any time amended, renewed or extended, the "Term Note").  The Term Loan shall be funded by Lender on the Closing Date.  The proceeds of the Term Loan shall be used by Borrower solely for purposes for which the proceeds of the Revolver Loans are authorized to be used under the Loan Agreement.  Borrower shall not be entitled to reborrow any amounts repaid with respect to the Term Loan.

3. Interest.  The principal balance of the Term Loan outstanding from time to time shall bear interest from the date such principal amount is advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a variable rate per annum equal to the sum of 4.50% (or, at any time that the interest rate for the Term Loan is based on the Base Rate, 2.50%) plus the Applicable Variable Rate in effect from time to time.  The Applicable Variable Rate shall be determined daily on each Business Day and shall be increased or decreased, as applicable, automatically as of the opening of business on the date of each such determination.  All interest chargeable with respect to the Term Loan shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  Upon and after the occurrence of an Event of Default and during the continuation thereof, the principal balance of the Term Loan shall, at the election of (and upon notice to Borrower from) Lender and without the necessity of declaring the Term Loan immediately due and payable, bear interest at a rate equal to the Default Rate; provided, that, notwithstanding the date on which Lender notifies Borrower of its election to impose the Default Rate, the Default Rate shall accrue from the time at which the applicable Event of Default first occurred.  The Applicable Variable Rate on the date hereof is 1.00% and therefore the rate of interest in effect hereunder, expressed in simple interest terms as of the date hereof, is 5.50%.

4. Payments.  Payments with respect to the Term Loan shall be made in Dollars and in immediately available funds, without any offset or counterclaim, as follows:

(a)
The principal amount of the Term Loan shall be paid in consecutive monthly installments, the first 36 of which shall be equal to $83,333.33 per month and shall be due and payable on the first day of each month, commencing December 1, 2012, and the final installment of which shall be in an amount equal to the remaining principal balance of the Term Loan and shall be due and payable on the Commitment Termination Date.

(b)
Interest accrued on the principal balance of the Term Loan shall be due and payable (x) on the first day of each month, computed through the last day of the preceding month, and (y) on the Commitment Termination Date.

5. Prepayments.  Borrower may, at its option, prepay any portion of the Term Loan in whole at any time or in part from time to time, in an amount not less than $100,000 or any greater integral multiple of $100,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.  Borrower shall prepay the Term Loan within 2 Business Days of receipt of, and by an amount equal to, Net Cash Proceeds (i) received in connection with any Permitted Asset Disposition of any Collateral consisting of Equipment or real estate, except to the extent that such Net Cash Proceeds are applied to the purchase of replacement Equipment purchased in accordance Section 5.4(b)(ii) of the Loan Agreement, (ii) of insurance or condemnation awards received in respect of any Collateral consisting of Equipment or real estate, and (iii) received from the issuance of Equity Interests by Borrower (other than Excluded Issuances); provided, that at any time that the aggregate amount of Net Cash Proceeds received under clauses (i), (ii) and (iii) above and not yet used to prepay the Term Loan (the "Net Cash Proceeds Holdback") is less than $50,000, such Net Cash Proceeds shall be promptly deposited by Borrower in the Collections Account in accordance with Section 2.7 of the Loan Agreement; provided, further, that, Borrower shall prepay the Term Loan in an amount equal to the outstanding Net Cash Proceeds Holdback (x) at any time that the outstanding Net Cash Proceeds Holdback equals or exceeds $50,000, and (y) on the first day of each fiscal quarter.  All partial prepayments shall be applied to installments of principal in respect of the Term Loan in the inverse order of their maturities.  Borrower shall be obligated to pay a prepayment premium in respect of the principal amount that Borrower elects, but is not obligated, to pay equal to the Applicable Termination/Prepayment Percentage multiplied by the principal amount prepaid, which prepayment premium shall be due and payable concurrently with the principal amount so prepaid.

"Net Cash Proceeds" means

(a)           with respect to Permitted Asset Dispositions and insurance proceeds or condemnation awards, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by Borrower pursuant to such Permitted Asset Dispositions and insurance proceeds or condemnation awards (excluding proceeds of business interruption insurance) net of (i) the direct costs relating to such Permitted Asset Disposition and insurance proceeds or condemnation awards (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof, (iii) amounts required to be applied to the repayment of any Debt secured by a Lien that has priority over the Lien of Lender on the asset subject to such Permitted Asset Disposition and insurance proceeds or condemnation awards, (iv) the amount of any cash reserves to be maintained in connection with such transaction or event, to the extent such reserve is maintained in accordance with GAAP and only for so long as such reserve is required to be maintained

(after which point the amount of such former reserve shall be deemed to be Net Cash Proceeds); and

(b)           with respect to any issuance of equity securities, the aggregate cash proceeds received by Borrower pursuant to such issuance or incurrence, net of the reasonable direct costs relating to such issuance (including reasonable legal and accounting fees and expenses and expenses and reasonable sales and underwriter's commission and their reasonable legal and accounting fees).

6. Collateral.  The prompt payment and performance of the Term Loan shall be secured by all of the Collateral, which shall include all real property and improvements thereon described in any mortgage, deed of trust or security deed with respect to certain real estate owned by Borrower in Benton County, Arkansas, Washington County, Arkansas, Adair County, Oklahoma, and Kimble County, Texas.

7. Cross-Default.  Borrower's failure duly and punctually to pay the Term Loan in accordance with the terms of this Rider and the Term Note shall constitute an Event of Default.

8. Incorporation by Reference.  The terms, covenants and conditions of the Loan Agreement are incorporated into and made a part of this Rider.  This Rider shall form a part of the Loan Agreement and, together with the Term Note, shall constitute a part of the Loan Documents.

9. Miscellaneous.  This Rider may be executed in multiple counterparts, each of which shall be deemed an original document and all of which taken together shall constitute one and the same instrument; shall be deemed to have been executed and made in the State of Georgia and shall be governed in all respects by and construed in accordance with the internal laws of the State of Georgia; and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Borrower hereby waives notice of Lender's acceptance hereof.

[Remainder of page intentionally left blank]

The undersigned have executed this Term Loan Rider under seal on the date first written above.

BORROWER:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: /J. R. Brian Hanna/
J.R. Brian Hanna, Chief Financial Officer
                                      [SEAL]
[Signatures continue on the following page.]

Term Loan Rider (AERT)

Accepted in Atlanta, Georgia:

LENDER:

ALOSTAR BANK OF COMMERCE

By: /Susan Hall/
Susan Hall, Managing Director

Term Loan Rider (AERT)

EXHIBIT A TO TERM LOAN RIDER

TERM NOTE

November 15, 2012

U.S. $ 7,000,000.00 Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (herein, together with any subsequent permitted and registered holder hereof, called "Lender"), the principal sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00), or such lesser sum as may be advanced by Lender as a Term Loan under the Rider (defined below), on the date on which such outstanding principal amounts become due and payable pursuant to Section 4(a) of the Rider in strict accordance with the terms thereof.  Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on the outstanding principal amount of the Term Loan at such interest rates, payable at such times and computed in such manner as are specified in Sections 3 and 4(b) of the Rider and in strict accordance with the terms thereof.

This Term Note ("Note") is issued pursuant to, and is the "Term Note" referred to in, the Term Loan Rider dated November 15, 2012, between Borrower and Lender (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Rider"), which Rider is attached to and incorporated in that certain Loan and Security Agreement dated November 15, 2012, between Borrower and Lender (together with all schedules, riders and exhibits thereto and all amendments, restatements, modifications or supplements with respect thereto, the "Loan Agreement") and Lender is and shall be entitled to all benefits thereof and of all other Loan Documents executed and delivered in connection therewith.  All capitalized terms used herein, unless otherwise defined herein or in the Rider, shall have the meanings ascribed to such terms under the Loan Agreement.

The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date. All payments of principal and interest shall be made in Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the default rate as and when provided in the Rider.  If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition to the principal balance of and accrued interest on this Note, all costs of collection, including, without limitation, reasonable attorneys' fees and court costs.

The principal amount of the Term Loan made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed evidenced by this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of the Term Loan or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the Term Loan exceed the highest lawful rate permitted under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest.  It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

Time is of the essence with respect to this Note.  To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy.  Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any Guarantor or any other property or indebtedness due or to become due to Borrower.  Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.  This Note is intended to take effect as an instrument under seal under Georgia law.

To the fullest extent permitted by applicable law, Borrower and, by its acceptance hereof, Lender, each hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon this Note or any of the matters contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
("Borrower")

By: ___________________________________
J.R. Brian Hanna, Chief Financial Officer

[SEAL]